Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112413


                                   PROSPECTUS


                       Y3K SECURE ENTERPRISE SOFTWARE INC.

                        77,383,988 shares of Common Stock

This prospectus relates to the sale of up to 77,383,988 shares of Y3K Secure Enterprise Software Inc.'s ("Y3K") common stock by certain persons who are stockholders of Y3K including Cornell Capital Partners, L.P. ("Cornell Capital Partners"). Please refer to "Selling Stockholders" beginning on page 10. Y3K is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Y3K will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement ("Equity Line of Credit"), which was entered into between Y3K and Cornell Capital Partners, and no other stockholders, and from the issuance of additional convertible debentures. All costs associated with this registration will be borne by Y3K. Y3K has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Equity Line of Credit that is more fully described below.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On March 1, 2004, the last reported sale price of our common stock was $0.12 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "YTHK." These prices will fluctuate based on the demand for the shares of common stock.

The selling stockholders consists of Cornell Capital Partners, who intends to sell up to 77,383,988 shares of common stock, 60,000,000 of which are under the Equity Line of Credit, 12,867,647 are under convertible debentures, 1,294,118 shares of common stock received from Y3K on January 29, 2004 as a fee under the Equity Line of Credit equaling approximately $220,000 and 3,111,112 shares received as a fee from a now terminated transaction, and Westrock Advisors, Inc., who intends to sell up to 111,111 shares of common stock. Upon issuance, the 60,000,000 shares of common stock under the Equity Line of Credit would equal 43.64% of Y3K's then-outstanding common stock.

Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners will pay Y3K 97% of, or a 3% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. Cornell Capital Partners also received a one-time commitment fee in the form of 1,294,118 shares of common stock in the amount of $220,000 on January 29, 2004. The 3% discount, the 5% retainage fee, the $220,000 in compensation shares and the 3,111,112 shares previously issued are underwriting discounts payable to Cornell Capital Partners.

Y3K has engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 111,111 shares of Y3K's common stock on November 20, 2002, equal to approximately $10,000 based on Y3K's stock price on the effective date of the now terminated transaction.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to "Risk Factors" beginning on page 4.

With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................9
SELLING STOCKHOLDERS..........................................................10
USE OF PROCEEDS...............................................................12
DILUTION .....................................................................13
EQUITY LINE OF CREDIT.........................................................14
PLAN OF DISTRIBUTION..........................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................18
DESCRIPTION OF BUSINESS.......................................................23
MANAGEMENT....................................................................33
PRINCIPAL STOCKHOLDERS........................................................37
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
         COMMON EQUITY AND OTHER STOCKHOLDER MATTERS..........................39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................40
DESCRIPTION OF CAPITAL STOCK..................................................41
EXPERTS  .....................................................................43
LEGAL MATTERS.................................................................43
HOW TO GET MORE INFORMATION...................................................43
PART II  ...................................................................II-1
EXHIBIT 5.1................................................................5.1-1
EXHIBIT 23.2..............................................................23.2-1
FINANCIAL STATEMENTS.........................................................F-1

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company Y3K Secure Enterprise Software, Inc. ("Y3K") is an end-to-end unified communications and technologies company serving the small to medium sized business market. We are one of the few companies nationwide to provide complete voice, internet and secure communications services together with enterprise software solutions to small and medium sized businesses. Through our subsidiaries Y3K, Inc. and Ecuity Holdings, Inc., we combine sophisticated communications technology with our suite of integrated software modules which allows us to provide long distance, internet access, and conference calling capabilities with other services including web hosting, secure instant messaging and data transfer, content management, electronic commerce and multiple user collaboration. Ecuity Holdings is a one-stop communications provider. It offers personalized communication plans and exceptional customer service for long distance, Internet, and conference calling for thousands of residential and business customers with competitive rates.

Our software solutions include modules that allow internet and traditional businesses to have secure communications capabilities; manage and securely transfer large amounts of data; develop, design and manipulate information and data in their own customized internet portal, and have affiliate management and tracking tools. Among other benefits, the software also allows businesses to use non-technical personnel to update information contained within the MarketPortal module. The Y3K Integrated Communication System (ICS) is primarily a business communication tool that delivers fast, intuitive, secure web-based communications. This business to customer and/or business-to-business vehicle provides an easy-to-use format for ongoing, frequent communication. Our telecommunications technologies include a competitive local exchange carrier ("CLEC"), long distance services, conferencing, ISP operations, and voice over internet protocol.

                                    ABOUT US

Our principal executive offices are located at Suite 600, 800 Bellevue Way, Bellevue, WA 98004. Our telephone number is 253-284-2935.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are the selling stockholders consists of Cornell Capital Partners, who intends to sell up to 138,932,686 shares of common stock, 121,285,628 of which are under the Equity Line of Credit, 14,705,822 are under convertible debentures, 1,294,118 shares of common stock received from Y3K on January 29, 2004, as a fee under the Equity Line of Credit equaling approximately $220,000, and the 3,111,112 shares received as a fee from a now terminated transaction and Westrock Advisors, Inc., who intends to sell up to 111,111 shares of common stock.

While the commitment amount of the Equity Line of Credit is $20 million, at an assumed price of $0.1649 per share, Y3K would only be able to receive gross proceeds of $9,894,000 using the entire 60 million shares being registered in this registration statement.

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $20 million. The amount of each advance is subject to a maximum advance amount of $280,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay Y3K 97% of, or a 3% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. Cornell Capital Partners is paid a fee equal to 5% of each advance which is retained by Cornell Capital from each advance. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 2,941,176 shares of Y3K's common stock in the amount of $220,000 on January 29, 2004. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. While the commitment amount of the Equity Line of Credit is $20 million, at an assumed price of $0.1649 per share, Y3K would only be able to receive gross proceeds of $9,894,000 using the entire 60 million shares being registered in this registration statement. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit. There are substantial risks to investors as a result of the issuance of shares of common stock under the Equity Line of Credit. These risks include dilution of shareholders, significant decline in the Company's stock price and the inability of the Company to draw sufficient funds when needed.

There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.1649 per share and 25%, 50% and 75% discounts to the recent price.


Purchase Price:               $0.1649       $0.1237       $0.0825      $0.0412
No. of Shares(1):          60,000,000    60,000,000    60,000,000   60,000,000
Total Outstanding (2):    138,043,000   138,043,000   138,043,000  138,043,000
Percent Outstanding (3):       43.46%        43.46%        43.46%       43.46%
Net Cash to Y3K:           $9,314,300    $6,965,900    $4,617,500   $2,263,400


(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Equity Line of Credit, not including shares issued under the convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was previously paid a fee of 111,111 shares of Y3K's common stock on November 20, 2002, equal to approximately $10,000 based on Y3K's stock price on the effective date of the now terminated transaction. Westrock Advisors, Inc. is not participating as an underwriter in this offering.

In January 2004, Cornell Capital Partners entered into a securities purchase agreement with Y3K under which Cornell Capital Partners agreed to purchase the total amount of $350,000 of convertible debentures. Cornell Capital purchased $200,000 of convertible debentures on January 15, 2004, and purchased $150,000 on February 2, 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.204 or
(ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of Y3K. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, Y3K has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for five trading days immediately preceding the conversion date. No principal payments are due prior to maturity. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures and, therefore, the net proceeds received by the Company is 10% less than the face amount of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from Y3K in a private placement.

Common Stock Offered          77,383,988 shares by selling stockholders

Offering Price                Market price

Common Stock Outstanding
Before the Offering(1)        78,043,000 shares as of March 8, 2004

Use of Proceeds               We will not  receive  any  proceeds  of the shares
                              offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for general working capital purposes. See "Use of Proceeds."
                              The securities offered hereby involve a high degree of risk and immediate substantial dilution.

Risk Factors                  See "Risk Factors" and "Dilution."

Over-the-Counter
Bulletin Board Symbol         YTHK

----------
(1) Excludes $200,000 of debentures convertible into 1,470,588 shares of common stock (assuming a conversion price equal to 80% of $0.17), up to 60,000,000 shares of common stock to be issued under the Equity Line of Credit, 3,000,000 options outstanding.


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                         For the Three Months Ended        For the Year Ended
                                 December 31,                  June 30,
                         --------------------------    ---------------------------
                             2003           2002           2003          2002
                         ------------   -----------    ------------   ------------
Statement of Operation Data:
Revenues                 $         0    $       431    $     2,389    $     1,750
Total expenses               994,209         24,014        761,171        551,553
Loss from operations        (994,209)      (341,583)      (758,782)      (549,803)
Other income (expense)       (21,809)             0        (28,368)        41,108
Net loss                  (1,016,018)   $  (341,583)      (787,150)   $  (508,695)
Loss per share           $     (0.02)   $        --    $     (0.02)   $     (0.01)

                                                 As of                         As of
                                              December 31,                    June 30,
                                       -------------------------    ---------------------------
                                          2003          2002             2003          2003
                                       ----------    -----------    ------------    -----------
Cash and cash equivalents            $     27,545   $      2,813    $        653    $    10,772
Total assets                               31,130          8,379           5,422         20,226
Total liabilities                       1,362,088      1,381,769       1,303,068        788,195
Shareholder's equity                   (1,330,958)    (1,358,110)     (1,297,646)      (767,968)
Common Stock and Paid in capital        2,986,307      3,905,145       2,793,073      2,535,030
Accumulated deficit                  $ (4,316,694)  $ (5,332,712)   $ (4,090,148)   $(3,302,998)
------------------------------------------------------------------------------------------------

                                  RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

Our Obligations Under The Convertible Debentures Are Secured By All Of Our
Assets

Our obligations under the convertible debentures issued to Cornell Capital are secured by all of our assets. As a result, if we default under the terms of the convertible debentures, Cornell Capital could foreclose its security interest and liquidate all of the assets of Y3K. This would cause us to cease operations.

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $5,332,712 as of December 31, 2003. We incurred a net loss of $787,150 or $.02 per share for the year ended June 30, 2003. Future losses are likely to continue until we successfully implement our revised business plan. Accordingly, we may experience significant liquidity and cash flow problems. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

We Have Been The Subject Of A Going Concern Opinion From Our Independent Auditors, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

Our independent auditors have added a "going concern" statement to their audit report for the year ended June 30, 2003, which states that we will need additional working capital to be successful and to service our current debt for the coming year and, therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objectives. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Have A Working Capital Deficit, Which Means That Our Current Assets On December 31, 2003 Were Not Sufficient To Satisfy Our Current Liabilities On That Date

We had a working capital deficit of $1,373,390 at December 31,, 2003, which means that our current liabilities exceeded our current assets on December 31, 2003 by that amount. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2003 were not sufficient to satisfy all of our current liabilities on that date.

Our Technologies And Products Could Contain Defects Or Otherwise Not Work As Expected; We May Incur Significant Expenses In Attempting To Correct These Defects Or In Defending Lawsuits Over Any Such Defects

While we believe that our FusionPak suite of software products is free of system and operational deficiencies, it or other products and technologies that we may introduce in the future could contain defects. In addition, third-party technology that we include in our products could contain defects. We may incur significant expenses to correct such defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages.

We May Not Have Sufficient Financial Resources To Successfully Compete In The Computer Software Industry

The computer software industry is intensively competitive and we believe that this competition will intensify. Many of our competitors have longer operating histories, significantly greater financial, technical, product development, and marketing resources, and greater name recognition, management experience and market share. There can be no assurance that we will be able to compete or capture adequate market share. We will not be profitable if we cannot compete successfully with other businesses.

Our Success Is Highly Dependant Upon Our Ability To Protect Our Trademarks And Proprietary Rights

To succeed, we will need to protect our intellectual property rights. To date, we have not filed any patent trademark or copyright applications to protect our intellectual property rights. While we are planning to file such applications as are deemed necessary and appropriate in the future, no assurances can be given that these applications will be approved. To maintain the confidentiality of our trade secrets, we require our employees, consultants, and distributors to enter into confidentiality agreements, but these agreements afford us only limited protection and can be time-consuming and expensive to obtain and maintain. Monitoring for unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will be effective to prevent unauthorized use. We may have to litigate to enforce our trade secrets. Such lawsuits, regardless of their merits, would likely be time consuming and expensive and would divert managements' time and attention away from our business.

OUR OFFICERS AND DIRECTORS CONTROL A SIGNIFICANT PERCENTAGE OF STOCK

As of March 8, 2004, our officers and directors owned approximately 22.00% of our outstanding shares of common stock. These persons are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our common stock. In addition, they are in a position to impede transactions that may be desirable for other stockholders. They could, for example, make it more difficult for anyone to take control of us.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

Our success largely depends on the efforts and abilities of our key executives and consultants, including King Cole, our President and James Stephens, our Vice President of Marketing. The loss of the services of Mr. Cole or Mr. Stephens could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on either Mr. Cole or Mr. Stephens.

WE MAY BE UNABLE TO MANAGE GROWTH

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

o    Implement changes in certain aspects of our business;

o Enhance our information systems and operations to respond to increased demand;

o Attract and retain qualified personnel; and to develop, train and manage an increasing number of management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Acquisitions That We Might Make Could Have An Adversely Affect Our Operations And Increase Our Costs

Any acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products or technologies. While we have no current agreements to do so, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could issue stock that would dilute our current stockholders' percentage ownership; incur debt; assume liabilities; incur amortization expenses related to goodwill and other intangible assets; or incur large and immediate write-offs. Our operation of any acquired business will also involve numerous risks, including: problems combining the purchased operations, technologies or products; unanticipated costs; diversion of management's attention from our core business; adverse effects on existing business relationships with suppliers and customers; risks associated with entering markets in which we have limited prior experience; and potential loss of key employees, particularly those of the purchased organizations.

                         RISKS RELATED TO OUR INDUSTRY

The Computer Software Business Is Highly Technical And Our Failure To Offer New Products To The Market May Harm Our Business

We operate in a highly technical industry, which is characterized by frequent introductions of new products and services into the market. Our success will depend, in part, on our ability to offer new software products and to provide necessary support to customers.

We are currently working on upgrades to our products. In particular, we are developing new protocols to include in the Y3K ICS. We are also working on the complete integration of our products into the newest FusionPak version. We support our products via telephone and Internet communication. We are actively engaged in negotiations to contract a support call center for extended support hours. We are not at this time developing different and brand new products, as we believe that there is still a lot of potential in further upgrades to our current product line.

                         RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 78,043,000 shares of common stock outstanding as of March 8, 2004, 34,613,144 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 43,429,856 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, debentures convertible into 2,573,529 shares of common stock (assuming a conversion price equal to 80% of $0.17).

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Equity Line Of Credit

The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, if the offering occurred on December 31, 2003 at an assumed offering price of $0.1649 per share (97% of a recent closing bid price of $0.17 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.1036 per share. Dilution per share at prices of $0.1237, $0.0825 and $0.0412 per share would be $0.0805, $0.0574 and $0.0343, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Equity Line Of Credit Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

The common stock to be issued under the Equity Line of Credit will be issued at a 3% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 5% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 3% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Y3K's common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 77,383,988 shares of common stock being registered in this offering. That means that up to 77,383,988 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of Y3K and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Equity Line Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Y3K has not performed in such a manner to show that the equity funds raised will be used to grow Y3K. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Line of Credit, Y3K may request numerous draw downs pursuant to the terms of the equity line. Even if Y3K uses the equity line to grow its revenues and profits or invest in assets which are materially beneficial to Y3K the opportunity exists for short sellers and others to contribute to the future decline of Y3K's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

It is not possible to predict if the circumstances where by short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Y3K.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Equity Line Of Credit When Needed

We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Equity Line of Credit and the additional debentures to be purchased by Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $280,000 during any seven trading day period. In addition, the number of shares being registered will not be sufficient to draw all funds available to us under the Equity Line of Credit. Based on the assumed offering price of $0.1649 and the 60,000,000 shares we have registered, we would be able to draw $9,894,000 under the Equity Line of Credit. In order for us to draw all funds available to us under the Equity Line of Credit the average price Cornell Partners pays for our shares needs to be $0.33. Further, if the average price Cornell Capital Partners pays for shares of Y3K common stock under the Equity Line of Credit is lower than the assumed offering price of $0.1649, it will further limit the total amount available under the Equity Line of Credit. For example, if the average price is $0.1237, Y3K would only be able to draw the net amount of $6,964,475 with the 60,000,000 shares being registered under the Equity Line of Credit. If the average price is the assumed offering price of $0.1649, we would need to register 61,285,628 additional shares of our common stock to fully utilize the funds available under the Equity Line of Credit. We do not have sufficient remaining authorized shares of common stock to register those additional shares and therefore, under Nevada law we would need to obtain shareholder approval to increase our authorized shares.

We May Not Be Able To Draw Down Under The Equity Line Of Credit If The Investor Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital holds more than 9.9% of the then-outstanding common stock of Y3K, we will be unable to draw down on the Equity Line of Credit. Currently, Cornell Capital has beneficial ownership of 7.44% of our common stock and therefore we would be able to draw down on the Equity Line of Credit so long as Cornell Capital's beneficial ownership remains below 9.9%. If Cornell Capital Partner's beneficial ownership increases to 9.9%, we would be unable to draw down on the Equity Line of Credit. Because Cornell Capital Partners is not limited by a percentage ownership limitation with respect to converting the convertible debentures, a possibility exists that Cornell Capital Partners may own more than 9.9% of Y3K's outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Line of Credit. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

o    With a price of less than $5.00 per share;

o    That are not traded on a "recognized" national exchange;

o    Whose prices are not quoted on the Nasdaq automated quotation system

o (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                           FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Y3K. A description of each selling shareholder's relationship to Y3K and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                           Percentage                       Percentage
                                               of                               of                                      Percentage
                                          Outstanding                       Outstanding                                  of Shares
                             Shares          Shares       Shares to be     Shares to Be                                 Beneficially
                          Beneficially    Beneficially      Acquired         Acquired     Shares to Be                     Owned
                             Owned           Owned          under the        under the     Sold Under    Shares to be      After
                             Before          Before        Equity Line      Equity Line   Convertible    Sold in the     Offering
  Selling Stockholder       Offering      Offering (1)      of Credit        of Credit     Debentures      Offering         (1)
------------------------------------------------------------------------------------------------------------------------------------
                                         Shares Acquired in Financing Transactions with Y3K

Cornell Capital
  Partners, L.P.           6,978,759(2)        8.66%       60,000,000           43.46%    12,867,647(3)  77,272,877(3)       0%

                                                 Consultants and Others

Westrock Advisors, Inc.      111,111               *               --              --%            --        111,111          0%
Total                      7,089,870           8.79%       60,000,000           43.46%    12,867,647     77,383,988          0%
====================================================================================================================================

* Less than 1%.

(1) Applicable percentage of ownership is based on 78,043,000 shares of common stock outstanding as of March 8, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of March 8, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Includes 4,405,230 shares of common stock received as commitment fees under the Equity Line of Credit and the now terminated equity line of credit agreement and 2,573,529 shares of common stock underlying conversion of $350,000 of debentures based on a conversion price of 80% of $0.17 per share.

(3) Consists of five times the amount of shares needed to cover the $350,000 of convertible debentures at an assumed conversion price of 80% of $0.17.

(4) Includes the shares acquired by Cornell Capital Partners under the Equity Line of Credit, the 4,405,230 shares of common stock received as commitment fees under the Equity Line of Credit and the terminated agreement, and a good faith estimate of the number of shares needed as a result of conversion of a total of $350,000 of the convertible debentures.


The following information contains a description of each selling shareholder's relationship to Y3K and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Y3K, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH Y3K

Cornell Capital Partners, L.P. Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures and compensation debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Y3K. Those transactions are explained below:

o Equity Line of Credit. On January 29, 2004, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Y3K 97% of, or a 3% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners received a one-time commitment fee in the form of 1,294,118 shares of common stock, equaling approximately $220,000. We are registering 60,000,000 shares in this offering which may be issued under the Equity Line of Credit. While the commitment amount of the Equity Line of Credit is $20 million, at an assumed price of $0.1649 per share, Y3K would only be able to receive gross proceeds of $9,894,000 using the entire 60 million shares being registered in this registration statement.

o Convertible Debentures. On January 14, 2004, Cornell Capital Partners entered into a securities purchase agreement with Y3K under which Cornell Capital Partners agreed to purchase the total amount of $350,000 of convertible debentures. Cornell Capital purchased $200,000 of convertible debentures on January 15, 2004, and purchased $150,000 on February 2, 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of Y3K. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, Y3K has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for five trading days immediately preceding the conversion date. No principal payments are due prior to maturity. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures and, therefore, the net proceeds received by the Company is 10% less than the face amount of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from Y3K in a private placement.

There are certain risks related to sales by Cornell Capital Partners, including:

o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

Westrock Advisors, Inc. Westrock Advisors, Inc. is an unaffiliated registered broker-dealer that has been retained by us. John Fitzgerald, Westrock Advisors, Inc.'s President, makes the investment decisions on behalf of and controls Westrock Advisors, Inc. For its services in connection with a now terminated Equity Line of Credit between Y3K and Cornell Partners, Westrock Advisors, Inc. received a fee of 111,111 shares of common stock, on November 20, 2002, equal to approximately $10,000 based on Y3K's stock price on August 15, 2002, the effective date of the terminated agreement. These shares are being registered in this offering.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Line of Credit and from the additional $150,000 in convertible debentures. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 97% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Y3K will pay Cornell Capital 5% of each advance as an additional fee.

Pursuant to the Equity Line of Credit, Y3K cannot draw more than $280,000 every seven trading days or more than $20 million over twenty-four months.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Equity Line of Credit and a 10% discount on the convertible debentures. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.


Gross proceeds                                      $1,000,000            $2,000,000          $10,000,000

Net proceeds                                          $862,500            $1,812,500           $9,412,500

No. of shares issued under the Equity Line
  of Credit at an assumed price of $0.1649           5,154,639            11,218,921           59,733,172

USE OF PROCEEDS:                                     AMOUNT                AMOUNT               AMOUNT
---------------------------------------------------------------------------------------------------------
Note Repayment(1)                                      515,164               515,164              515,164

General Working Capital                         $      347,336       $     1,297,336       $    8,897,336
                                                --------------       ---------------       --------------
Total                                           $      862,500       $     1,812,500       $    9,412,500
                                                ==============       ===============       ==============

(1) In connection with our contemplated acquisition of the ICS technology from Karunga, we negotiated a transaction with the holder of the defaulted promissory note which we had guaranteed. The noteholder agreed to accept a new unsecured promissory note with Y3K as the maker, which new promissory note replaced the defaulted promissory note and our guarantee of that note. On April 2, 2004 the Company issued a new promissory note to the noteholder which has a principal balance of $492,195, the total amount of principal and accrued interest due under the prior defaulted promissory note. The Company is the sole obligor under this promissory note. The note is convertible, at the holder's option, into shares of Y3K common stock at the then current price of our stock. The new note calls for monthly payments in the amount of $50,000 per month beginning May 1, 2004, with the balance to be paid in full on or before December 1, 2004. The note bears interest at the rate of 7% per annum. It is our intention to use proceeds available to us under the Equity Line of Credit to meet our obligation under the new promissory note.

The Equity Line of Credit limits Y3K's use of proceeds to general working capital, which includes repayment of debt, but prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Y3K, except under certain limited circumstances.

                                    DILUTION

The net tangible book value of Y3K as of December 31, 2003 was a deficit of $1,373,390 or $(0.0198) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Y3K (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Y3K, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.1649 per share which is in the range of the recent share price.

If we assume that Y3K had issued 60,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.1649 per share (i.e., the number of shares registered in this offering under the Equity Line of Credit), less retention fees of $494,700 and offering expenses of $85,000, our net tangible book value as of December 31, 2003 would have been $7,940,910 or $0.0613 per share. Note that at an offering price of $0.1649 per share, Y3K would receive gross proceeds $9,894,000, or approximately one half of the entire amount available under the Equity Line of Credit. At an assumed offering price of $0.1649, Cornell Capital Partners would receive a discount of $494,700 on the purchase of 60,000,000 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0811 per share and an immediate dilution to new stockholders of $0.1036 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                               $0.1649
Net tangible book value per share before this offering   $(0.0198)
Increase attributable to new investors                    $0.0811
Net tangible book value per share after this offering                 $0.0613
Dilution per share to new stockholders                                $0.1036
=============================================================================


The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:


                                                            DILUTION
            ASSUMED           NO. OF SHARES TO BE           PER SHARE
        OFFERING PRICE               ISSUED             TO NEW INVESTORS
        --------------        --------------------      ----------------
           $0.1649                60,000,000(1)              $0.1036
           $0.1237                 60,000,000                $0.0805
           $0.0825                 60,000,000                $0.0574
           $0.0412                 60,000,000                $0.0343


(1) This represents the maximum number of shares of common stock that are being registered under the Equity Line of Credit at this time.

                              EQUITY LINE OF CREDIT

SUMMARY

On January 29, 2004, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 97% of, or a 3% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. had previously received 111,111 shares of our common stock, equal to approximately $10,000 based on Y3K's stock price on August 15, 2002 when the shares were issued. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

EQUITY LINE OF CREDIT EXPLAINED

Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on the Company for any of the draws other than that the Company has filed its periodic and other reports with the Securities and Exchange Commission, has delivered the stock for an advance, the trading of the Company's common stock has not been suspended, and the Company has given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Equity Line of Credit based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.1649, we would be able to draw the net proceeds of $9,894,000 under the Equity Line of Credit with the 60,000,000 shares we are registering. In order to access all funds available to us under the equity line of credit using the assumed offering price of $0.1649 we would need to register an additional 61,285,628 shares. Y3K does not have sufficient authorized shares of common stock to issue all of those additional shares. The shareholders of Y3K would need to approve an amendment to our Articles of Incorporation to increase the number of shares of our authorized common stock.

We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $20.0 million or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $280,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. Based on a recent average stock price of $0.17 Cornell Capital Partners' beneficial ownership of Y3K common stock is 8.66% and therefore we would be permitted to make draws on the Equity Line of Credit so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9%. Cornell Capital Partners is not limited by a percentage ownership limitation with respect to converting the convertible debentures and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of Y3K's outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Line of Credit.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Equity Line of Credit.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.1649 per share, we would issue 60,000,000 shares of common stock to Cornell Capital Partners for gross proceeds of $9,894,000. These shares would represent 43.46% of our outstanding common stock upon issuance. We are registering 60,000,000 shares of common stock for the sale under the Equity Line of Credit, the conversion of debentures, and the 4,405,230 commitment fee shares. We will need to register additional shares of common stock in order to fully utilize the $20.0 million available under the Equity Line of Credit if the average price at which we sell shares under the Equity Line of Credit is lower than $0.33 per share.

There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.1649 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price:                $0.1649       $0.1237       $0.0825       $0.0412
No. of Shares(1):           60,000,000    60,000,000    60,000,000    60,000,000
Total Outstanding (2):     138,043,000   138,043,000   138,043,000   138,043,000
Percent Outstanding (3):        43.46%        43.46%        43.46%        43.46%
Net Cash to Y3K:            $9,314,300    $6,965,900    $4,617,500    $2,263,400

----------
(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Equity Line of Credit, not including shares issued under the convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Y3K under the Equity Line of Credit if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if Y3K fails materially to comply with certain terms of the Equity Line of Credit, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Equity Line of Credit will be borne by Y3K. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, Cornell Capital Partners received a one-time commitment fee in the form of 1,294,118 shares of common stock on January 29, 2004, equaling approximately $220,000 and 3,111,112 shares received as a fee from a now terminated transaction. In addition, we issued 111,111 shares of common stock to Westrock Advisors, Inc., an unaffiliated registered broker-dealer, on November 20, 2002, as compensation for its services as a placement agent for this transaction and the now terminated transaction, equal to approximately $10,000 based on Y3K's stock price on August 15, 2002, the effective date of the terminated transaction.

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 97% of, or a 3% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Line of Credit, and received a one-time commitment fee in the form of 1,294,118 shares of common stock on January 29, 2004, equaling approximately $220,000 and had received 3,111,112 shares of common stock, as a commitment fee from the now terminated agreement. The 3% discount, the 5% retainage and the 4,405,230 shares of common stock are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. has entered into a placement agent agreement with Y3K pursuant to which Westrock Advisors, Inc. has reviewed the terms of the Equity Line of Credit and has advised Y3K concerning these terms. Westrock Advisors, Inc., to the Company's knowledge, will not be participating in the distribution of shares that may be issued under the Equity Line of Credit. For its services in regard to the Equity Line of Credit and the now terminated agreement, Westrock Advisors, Inc. received 111,111 shares of our common stock, on November 20, 2002, equal to approximately $10,000 based on Y3K's stock price on August 15, 2002, the effective date of the now terminated agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Y3K expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, Westrock Advisors, Inc. received 58,824 shares of our common stock on January 26, 2004. The offering expenses consist of: a SEC registration fee of $1,095.96, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,404.44. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

During the year ended June 30, 2002, we completed our acquisition of Y3K, Inc., a private Washington State company that owns FusionPak, a suite of enterprise business software designed for the telecommunications, banking and government sectors. On January 14, 2004, through our wholly owned subsidiary Ecuity Holdings, Inc., we completed an asset purchase transaction with Fox Communications, Inc. ("Fox"). Since September 2003 we had been operating under a Joint Operations Agreement with Fox through which we had been developing strategies for creating and marketing bundled telecommunications and internet and software products and services for small and medium sized businesses as well as the individual consumer. In December 2003 we began joint development and marketing operations with Fox for an emerging line of secure communication solutions directed at the consumer and small to medium size business markets. The assets which Ecuity Holdings acquired from Fox were principally those Fox assets that were necessary for the complete integration of Fox's telecommunications business into Y3K's. As part of the Transaction, Ecuity Holdings has offered employment to those Fox employees that are associated with the operation and management of the business represented by the acquired assets.

PLAN OF OPERATION

Our plan of operations for the next twelve months is to complete the following objectives within the time period specified, subject to our obtaining additional financing for the continued development of our business:

o We plan to undertake an advertising, marketing, and sales campaign to market the bundled telecommunications services represented by the assets we acquired from Fox with our suite of software products.

o We plan to purchase and lease additional equipment for our combined business at an approximate cost of $150,000

o With our current consolidated structure, we anticipate our monthly operating costs will be approximately $600,000 per month in order to achieve our planned operations compared to a minimum of $500,000 per month just to sustain minimum operations, including the subsidiary operations of Ecuity Holdings.

o We anticipate accomplishing the purchase of our ICS secure communications technology from Karunga Technology Corp.

o We will continue to develop arrangements with third parties through which we will be able to bundle other products and services with our proprietary software and telecommunications capabilities.

We have continued to advance joint development costs for our software products, including a $50,000 payment on a defaulted promissory note on behalf of Karunga Technology's related to its purchase of some of the core technology in the ICS technology. The funds being advanced are for the continued co-development of the current version of the ICS and in the case of the $50,000 payment to protect our interest in the ICS software. We currently have a license agreement with Karunga that will expire on March 31, 2004. On February 23, 2004 we entered into a Technology Purchase Agreement with Karunga pursuant to which we will acquire all of Karunga's technology related to the ICS software in exchange for 23,030,750 shares of our common stock, together with warrants and options to purchase additional shares of our common stock at prices ranging from $0.10 to $0.25 per share,. All of the shares issued to Karunga will be "restricted securities" as such term is defined under federal securities laws and regulations. Closing of the acquisition is expected to occur on or before April 30, 2004. Upon closing of the technology acquisition we will own all of the rights to the ICS software and the current license agreement with Karunga will be terminated, including our obligation to pay license fees to Karunga. There is no guarantee that we will conclude our acquisition transaction with Karunga but we do expect that the license agreement will be extended if we do not close our acquisition of the ICS technology.

Currently there are three people from Karunga who are working with us for the continued development of its product and business adaptation. Their names and specific functions are as follows:

Shane Smith provides us with services as follows:

1.   Consults on business development strategies.

2.   Consults on going to market strategies.

3.   Heads a transition team that advises Y3K.

Cedric Griss provides us with services as follows:

1.   Consultant in Technology.

2.   Supports the ICS product.

3.   Developing future versions of the ICS.

4.   Assists in other IT projects and development.

Zhiling Qui provides services as follows:

1.   Consultant in Technology.

2.   Supports the ICS product.

3.   Developing future versions of the ICS.


In an effort to accommodate Karunga, and protect our current interest as the licensee of the ICS software, we had previously advanced $50,000 to a non-related party to which Karunga has a substantial liability for a residual payment due for certain core technology of its ICS system. We advanced the $50,000 in order to keep the technology from being seized by said party. In addition to the cash payment we also agreed to act as guarantor on a note Karunga previously issued to the non related party. Since we view Karunga's ICS system as a core element of our Fusion - Pak suite of networking computer related services, the advance and note guarantee were deemed necessary and appropriate by our management. The principal amount of the note we guaranteed was $400,000 and the note required monthly payments. Karunga was in default on the note and it was unlikely that Karunga would be able to cure that default in the near future. The Company has expensed the principal amount of the note, $400,000, in its financials and set up the liability to the beneficiary of the note as of June 30, 2003. In connection with our contemplated acquisition of the ICS technology from Karunga, we negotiated a transaction with the holder of the defaulted promissory note which we had guaranteed. The noteholder agreed to accept a new unsecured promissory note with Y3K as the maker, which new promissory note replaced the defaulted promissory note and our guarantee of that note. On April 2, 2004 the Company issued a new promissory note to the noteholder which has a principal balance of $492,195, the total amount of principal and accrued interest due under the prior defaulted promissory note. The Company is the sole obligor under this promissory note. The note is convertible, at the holder's option, into shares of Y3K common stock at the then current price of our stock. The new note calls for monthly payments in the amount of $50,000 per month beginning May 1, 2004, with the balance to be paid in full on or before December 1, 2004. The note bears interest at the rate of 7% per annum. It is our intention to use proceeds available to us under the Equity Line of Credit to meet our obligation under the new promissory note. As part of the consideration to the noteholder for essentially agreeing to an extension of the terms of the defaulted promissory note, we paid a loan fee to the noteholder in the form of 1,000,000 shares of our "restricted" common stock and warrants to purchase an additional 333,333 shares of our common stock at a price of $0.40 per share. The Company has expensed the value of the 1,000,000 shares based upon the closing price for the stock on the date it was issued.

In order to explore the possible bundling of our products and services with other proprietary software, in June 2003 we entered into signed an agreement with xSides, a Washington corporation, that is the developer of a secure platform that allows companies to control content displayed on the PC desktop. xSides' patented technology manages data delivered to and displayed on a computer and can even create an alternate start menu or a completely new secure space residing directly on the desktop. The 2 year agreement with xSides gives us the opportunity to introduce and populate the desktop space with software applications that will interoperate with the xSides technology. Under the agreement we may sell or license the xSides product to enterprise level customers.

Y3K has also entered into consulting agreements with key employees of xSides, which will allow them to continue to develop their existing software as well as integrate that technology with the existing bundling of services provided by the Y3K Fusion Pak. These consultants provide us with expertise and experience that can be used for implementing and integrating our products and services into a secure desktop space for our customers and clients. We expect that all of the complete end-to-end communications platforms will be integrated and launched from the PC desktop within the xSides space.

In June 2003 we established a strategic partnership with InteractNetworks. Under this partnership Y3K signed a reseller's agreement that allows us to add InteractNetworks' Lockdown(TM) Vulnerability Management Appliance ("VMA") to our line of security solutions products. Lockdown VMA automates vulnerability assessment, auditing and reporting for 50 to 25,000 IP addresses. All auditing and reporting is managed through a secure web interface. This simple, automated, and scalable architecture significantly reduces the cost of vulnerability auditing and reporting. Reporting, from up to 50 Lockdown VMA's, can be consolidated, providing a comprehensive solution for large enterprise networks and global deployments. Additionally, detailed reporting ensures compliance with Enterprise, HealthCare (HIPPA), financial institutions (GLB), and other government, federal and state agency security guidelines. This is a stand-alone product and will not be a part of the Fusion Pak product line.

We anticipate that a minimum of $6,000,000 in additional capital and/or revenues will be required to sustain existing operations of Y3K and our subsidiaries for the next 12 months. This amount is expected to be needed to cover operating and development costs including marketing, rent, consulting fees to officers and consultants, clerical help, utilities, travel, audit fees and SEC compliance requirements.

With additional revenues and/or capital infusions, we plan to retain staffing levels sufficient to achieve our goals. This additional staffing may include full-time and part-time employees, and consultants. Without sufficient revenues, we will continue limiting our employees to our president, vice-president/ secretary, Treasurer and receptionist. Ecuity Holdings has 20 fulltime employees and we expect that it will increase that number to 35 by the end of the 2004. The increase in staff will reflect hiring accounting and sales staff.

Completion of our plan of operation is subject to securing adequate financing and generating revenues through Ecuity Holdings. However, we cannot be sure that adequate financing will be obtained. In the absence of our projected revenues, we may be unable to proceed with our plan of operation. Even without significant revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we will require financing to potentially achieve our goal of profit, revenue and growth. Management believes that the sources of potential funds needed to maintain current operations will be available to us during the year from the sources identified above, and that this amount of funding is expected to be sufficient to fund our operations for the next year.

The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and status of our business plan.

In the event we are not successful in reaching our initial revenue targets, additional funds may be required and we would then not be able to proceed with our business plan for the development and marketing of the our core products and services. Should this occur, we would likely seek additional financing to support the continued operation of our business.

RESULTS OF OPERATIONS

During the year ended June 30, 2002, we completed our acquisition of Y3K, Inc. The transaction, which is referred to as a "reverse take-over," has been treated for accounting purposes as an acquisition by Y3K of the net assets and liabilities of Y3K Secure Enterprise Software, Inc. Under this purchase method of accounting, the results of operations of Y3K Secure Enterprise Software, Inc. are included in these consolidated financial statements from March 22, 2002. The financial statements presented herein compares the three-month periods ended December 31, 2003 and December 31, 2002 based on the operations of Y3K, Inc. for the prior year and accordingly, our financial statements are now prepared on a consolidated basis and include the operations of Y3K, Inc.

In the fiscal year ended June 30, 2003 we incurred a net loss of $1,187,150 as compared to a loss of $508,695 for the year ended June 30, 2002. The increase from 2002 to 2003 was substantially the result of expensing the cost of issuing 1,666,667 shares of our common stock under the Equity Line of Credit Agreement we entered into with Cornell Capital in August 2002 and the expense of the guarantee of the note issued by Karunga to a creditor. The Cornell Capital transaction was expensed at the value of the shares at the time they were issued. The value of $166,667 was based on our stock price at the time of the contract date. Only minimum necessary obligations, as well as minimal draws, are being paid out as funds are received from equity funds and short terms loans from shareholders.

In the three-month period ended December 31, 2003, we incurred a net loss of $1,016,018 as compared to a loss of $341,583 for the same period last year. This loss consisted of business operation and administrative expenses, with the largest single expense resulting from an expense incurred under the previous Equity Line of Credit arrangement we had with Cornell Capital Partners. For the six month period ended December 31, 2003, we incurred a net loss of $1,242,564 as compared to a loss of $508,414 for the same period last year. The substantial increase in expenses was primarily due to the issuance of shares of restricted common stock to various individuals and entities for consulting service. During the six month period ending December 31, 2003 we issued a total of 7,496,956 shares of common stock in exchange for services valued at $841,358. During both the three month and six month periods, our revenues were insignificant.

Since incorporation, we have funded our operations through private loans and equity financings. As at December 31, 2003, our assets were recorded at $8,379 consisting of cash of $2,813, a lease deposit on new space of $3,165 and capital assets of $2,401. Our liabilities totaled $1,781,769, consisting of $612,038 in accounts payable and accrued liabilities, loans payable of $1,048,166 (including the Karunga note guarantee) and lease obligations of $121,565 from a prior equipment lease.

Included in the loans payable is a bank loan which is an obligation of Y3K, Inc., our wholly owned subsidiary, which was unable to payoff the promissory note when it came due. The bank assigned the promissory note to a collection agency in 2001, which did send out a notice of the assignment and calling for payment to it in the amount of $155,666. Since that time there has been no further contact from the bank or the collection agency. The obligation is unsecured.

The $121,565 in equipment lease obligations are the obligation of our Y3K, Inc. Y3K, Inc. had leased furniture and fixtures for the offices it previously occupied in Tacoma, WA. The equipment lessor removed all equipment, furniture and computers from the offices and liquidated these items as an offset against the total lease obligations. The lessor subsequently sued Y3K, Inc. for the remaining balance due after offsetting the amounts realized from the liquidation sale. Because Y3K, Inc. did not have resources to defend the collection action, the lessor was able to obtain a default judgment in the amount of $121,565 against the subsidiary, Y3K, Inc. The judgment bears interest at the statutory rate of 12% per annum.

Y3K, Inc. has also defaulted on the lease for the premises it formerly occupied in Tacoma, WA. Y3K, Inc.'s total obligation under the premises lease is estimated at $239,475. The landlord was able to find a new tenant for the premises and the estimated amount due is based on the total amount of payments due from the time of Y3K, Inc.'s default until the new tenant began to occupy the premises. At this time the landlord has taken no action to collect any amounts owed to it by Y3K, Inc. under the lease.

The loans payabale also includes $328,500 in shareholder loans that were made to the Company by private individuals under promissory notes which bear interest at the rate of 12% per annum until paid. The notes are demand notes and unsecured. At this time no note holder has made any demands for either interest or principal payments and therefore none of these obligations are in default. It is the Company's intention to payoff these obligations as soon as funds are available to do so. It is expected that proceeds that we receive under the Equity Line of Credit arrangement with Cornell Capital will be the primary source for repayment of these loans.

The bank loan, defaulted equipment lease judgment, and office lease obligations are the obligations of Y3K, Inc. All of these obligations are unsecured. The Company has not guaranteed any obligations of its wholly owned subsidiary, Y3K, Inc.

LIQUIDITY AND CAPITAL RESOURCES

During the three month period ended December 31, 2003, we attempted to raise the necessary funds to continue to conduct our business plan. During the period, we were successful in obtaining a total of $255,000 in cash infusions in exchange for 2,747,326 shares of our commons stock. These funds were applied to our business operations. In addition, we issued 5,317,245 shares of our common stock to various persons in exchange for their services valued at $682,514.

In January 2004, Cornell Capital Partners entered into a securities purchase agreement with Y3K under which Cornell Capital Partners agreed to purchase the total amount of $350,000. Cornell Capital purchased $200,000 of convertible debentures on January 14, 2004, and purchased $150,000 on February 2, 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of Y3K. The debentures have a three-year term and accrue interest at 5% per year. At maturity, Y3K has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for five trading days immediately preceding the conversion date. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from Y3K in a private placement.

On January 29, 2004, Y3K entered into an Equity Line of Credit with Cornell Capital Partners. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Y3K 97% of, or a 3% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. While the commitment amount of the Equity Line of Credit is $20 million, at an assumed price of $0.1649 per share, Y3K would only be able to receive gross proceeds of $9,894,000 using the entire 60 million shares being registered in this registration statement. In connection with the Equity Line of Credit, Cornell Capital Partners is entitled to a one-time commitment fee in the form of 2,941,176 shares of common stock on January 26, 2004, equaling approximately $500,000.

From time to time, Y3K may evaluate potential acquisitions involving complementary businesses, content, products or technologies. Y3K's future capital requirements will depend on many factors, including growth of Y3K's business, economic conditions and other factors including the results of future operations. If Y3K is unable to raise sufficient funds to meet its long-term capital needs, there is a risk that Y3K will be required to cease operations.

CURRENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Accounting for Business Combinations and SFAS No. 142, Accounting for Goodwill and other Intangible Assets effective for fiscal years beginning after December 15, 2001. Under SFAS No. 141, a company must use the purchase method of accounting for all business acquisitions. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. The adoption of these standards is expected to have no effect on our financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and addresses financial accounting and reporting for impairment of long-lived assets to be held and used, and long-lived assets and components of an entity to be disposed of. We adopted this statement on January 1, 2002.

----------
(1) On August 15, 2002, Y3K entered into an Equity Line of Credit Agreement with Cornell Capital Partners. This Equity Line of Credit was terminated on January 23, 2004. Y3K and Cornell Capital Partners entered into a new Equity Line of Credit on January 29, 2004, which is the subject of this registration statement.

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. For certain guarantees issued after December 31, 2002, FIN 45 requires a guarantor to recognize, upon issuance of a guarantee, a liability for the fair value of the obligations it assumes under the guarantee. Guarantees issued prior to January 1, 2003 are not subject to liability recognition, but are subject to expended disclosure requirements. We do not believe that the adoption of this Interpretation will have a material impact on our financial position or statement of operations.

In January 2003, FASB issued FIN 46, an interpretation of Accounting Research Bulletin No. 51. FIN 46, requires us to consolidate variable interest entities for which we are deemed to be the primary beneficiary and disclose information about variable interest entities in which we have a significant variable interest. FIN 46 became effective immediately for variable interest entities formed after January 31, 2003 and will become effective in the third quarter of 2003 for any variable interest entities formed prior to February 1, 2003. The adoption of this standard is expected to have no material effect on our financial statements.

SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS

There were no matters submitted to stockholders of the Company in the last year.

                             DESCRIPTION OF BUSINESS

ORGANIZATION

Y3K was organized as a Nevada corporation on March 14, 1999 to conduct exploration on mineral claims located near Zeballos, British Columbia. Because we were unsuccessful in securing the required financing, we abandoned our business plan and began investigating potential acquisition opportunities in other business sectors. This resulted in our acquisition of a 100% of the issued and outstanding shares of Y3K, Inc., a Washington state company that holds the rights to FusionPak, a suite of enterprise business software designed for the telecommunications, banking and government sectors. We completed this acquisition on March 22, 2002. Since that time we have been marketing and continuing to develop our software products and business application solutions. In January 2004 we acquired substantially all of the assets of Fox Communications, Inc., through our wholly owned subsidiary Ecuity Holdings, Inc. For 15 years Fox had been providing its business and residential with one-stop telecommunications and internet access solutions, including long distance, teleconferencing and internet access and web hosting and design. With the acquisition of the Fox assets we are now positioned to offer our clients and customers a broad group of technologies and services to meet their needs for cost-effective, easy to implement and maintain technology applications.

Our executive offices are located at Suite 600, 800 Bellevue Way, Bellevue, WA 98004. Our telephone number is 253-284-2935.

BUSINESS OF THE COMPANY -- GENERAL

We market and distribute a suite of enterprise business software designed for the telecommunications, banking and government sectors. Our wholly owned subsidiary, Y3K, Inc., owns FusionPak, which is a suite of 4 integrated software modules. In addition our other wholly owned subsidiary, Ecuity Holdings, Inc., owns tangible and intangible assets for offering telecommunications services including a competitive local exchange carrier ("CLEC"), long distance services, conferencing, ISP operations, and voice over internet protocol.

MARKET

Our market is primarily the small to medium sized businesses ("SMB's") and the individual consumers that have previously been unable to afford to implement sophisticated hardware and software technologies for secure instant messaging and other communication, secure data transfer and management, state-of-the-art telecommunications capabilities, internet portals and content management, and automated affiliate tracking systems.

In an article titled The Intelligent SMB: Opportunity Knocks published in the July 18, 2003 issue of "Intelligent Enterprise," author David Stodder states that as a small business becomes medium-sized and then large and public, growing pains make it harder to maintain singular focus. He goes on to state that thanks to a combination of market forces and technology advances, SMB's now have a golden opportunity to implement strategic business applications, heretofore available only to the largest corporations, because such applications are achieving price and usability levels attractive to many SMB's. Y3K believes that it has positioned itself to not only participate, but become an industry leader in providing these technology applications and solutions at prices and usability levels that make them attractive to SMB's and to individual consumers as well.

With corporate technology spending remaining flat, strategic business application providers have become serious about developing SMB's as a target market. IDC says that SMB's - generally companies reporting $500 million or less in revenue - will account for 54 percent of IT spending in 2003. Based on information generally available, the value of this market sector is believed to be over $300 billion.

We believe that many SMB's, especially the larger ones are employing internet, telecommunications and data transfer and management technology products and services that are meant for smaller companies in an attempt to control costs. Alternatively, many companies continue to run old applications that are inefficient and costly to maintain in order to avoid the costs of developing and implementing new state-of-the-art technologies, even though when implemented would make them more efficient, more competitive and more visible.

Through development, acquisition and licensing arrangements, Y3K has created a suite of business application software, internet and telecommunications products and services that are sophisticated, scalable and cost competitive for the SMB and individual consumer markets. We believe that we are one of the few companies in the United States to offer technology solutions to SMB's that will allow them to have sophisticated secure instant messaging, internet, telecommunication and data management resources that previously were either unavailable or cost prohibitive, at a cost they can afford.

PRODUCTS

                    FUSIONPAK 3.0 - ENTERPRISE BUSINESS SUITE

FusionPak 3.0 is composed of four integrated software modules that allow for instant communication, content management, electronic commerce and collaboration. The software allows Internet and traditional businesses to communicate and to keep track of large amounts of data that a user may input from time to time using a personal computer. In addition, FusionPak software allows Internet businesses to update information contained on their websites by inputting information into fields contained in the software. For example, an Internet company with a website catalogue of its products may use FusionPak software to quickly update prices or change product descriptions by simply typing the proposed text modifications. When saved by the user, these modifications are automatically made to the business's website.

Based on Macromedia's widely supported ColdFusion(TM) platform, FusionPak can run on all major operating systems including Windows NT, UNIX, LINUX and Sun Solaris. FusionPak also supports leading industry-standard database servers such as Microsoft SQL Server, Informix and Oracle. We have no agreements with Macromedia. The ColdFusion platform is similar to Windows. In order to run a program under windows, you do not have to have a license agreement, the same is true with Macromedia, and they simply have a platform that allows others to develop programs to run under their platform.

We believe that one of the competitive advantages of our FusionPak software is that it allows customers to update old databases they may have created in older computer languages. FusionPak software translates and updates such information and then allows the user to modify or add to this data. FusionPak also allows businesses to quickly create and customize their own websites for showcasing their products and services. An integral element of FusionPak is the ability to easily administer the system with little technical experience.

The FusionPak Enterprise Business Suite contains the following software modules:

FusionPak Instant Communication System. The Y3K Instant Communication System
(ICS) is primarily a business communication tool that provides fast, intuitive, secure web-based communications. The system is designed for small businesses to large enterprise, worldwide, web-based communications. It provides completely secure communications within the business enterprise itself, and allows for communication between the business entity and its customers. This business-to-customer and/or business-to-business vehicle provides an easy-to-use format for ongoing, frequent communication. The system facilitates real-time, strategic, customer sales follow-up and customer service communications. ICS can navigate multiple firewalls. It also delivers text-based real-time conversation, simplified document transfer and delivery, and web page content automatically to the recipient's computer desktop.

While designed primarily to meet business communication needs and organized in the way real businesses actually work, the ICS system is ideally suited to provide communications in any virtual community setting, from a single business unit, to special industry groups, sales organizations, political organizing groups and campaigns, to schools and universities.

Karunga Technologies Corporation ("Karunga") developed the ICS.

We entered into a Software Development Agreement with Karunga in January 2000 under which the original version of the ICS was developed for us by Karunga. In October 2001, after version 1.0 of the ICS had been developed, the original agreement was replaced by a Software License/Joint Marketing Agreement in October 2001. The licensing agreement granted Y3K a non-exclusive license to the ICS technology for two years with provisions to negotiate for an acquisition of the ICS technology by Y3K. The license agreement has been extended and at the present time is set to expire on March 31, 2004. On February 23, 2004 we entered into a Technology Acquisition Agreement with Karunga under which we will acquire all of the technology and other rights associated with the ICS technology, at which point the licensing agreement and our obligation to pay license fees to Karunga in the amount of 50% of our net revenues from resale or licensing of the ICS will be terminated. The acquisition transaction is scheduled to close on May 15, 2004. (For a more detailed summary of the acquisition transaction see, "MANAGEMENTS DISCUSSION AND ANALYSIS, Plan of Operation," beginning on page 19.).

FusionPak MarketPortal. MarketPortal is a technology package that allows businesses to quickly create and customize their own products and services for traditional and e-Business applications. An integral element of MarketPortal is the ability for the licensee to easily administer the input and management features of the system, including look and feel. The broad-based application of MarketPortal makes it a valuable tool for conducting business anywhere in the supply chain, showcasing merchandise for offline and online merchants and manufacturers, or managing many other types of data. Fusion Pak's flexible administration interface and fully threaded database scripting engine allows the administrator total flexibility and control for inputting and managing any type of online or offline catalogue, products, or services.

We previously entered into an Asset Purchase Agreement to acquire Market Matrix, Inc. an unrelated third party that is the developer of Commerce Manager: a Strategic Alliance Agreement and a Licensing Agreement. We were unable to complete the acquisition under its terms and conditions; however, we have rights in perpetuity under a non-exclusive agreement to license and brand the Commerce Manager software. Market Matrix is a software development company that has created Internet commerce software.

FusionPak CommerceManager. CommerceManager is a powerful tool-set of Internet and wireless Internet applications that enables web developers and graphic designers to rapidly construct highly secure and scaleable commerce websites. More than just a development tool, CommerceManager enables the non-technical business manager to manage products, product descriptions, images, inventory, pricing, shipping and more through a hosted easy-to-use, web-based administration system.

Designers can use CommerceManager as a toolbox to incorporate Internet commerce features into a website such as automated and fully-customizable storefront setup, product management tools, order management tools, shipping and tracking support powerful reporting, and marketing management tools.

Y3K, Inc. entered into a Strategic Alliance Agreement with Market Matrix, Inc., the developer of the Commerce Manager software, in February 2001. Under terms of the agreement Y3K and Market Matrix each granted the other a non-exclusive license to their respective technologies for the purpose of integrating the technologies so as to allow the software components to work together or separately depending on customer needs. The Strategic License Agreement also grants each of the parties a license to distribute and re-license the technologies, either alone as individual components or in package with any of the other software products. To date, Y3K has not generated any significant revenues from marketing, licensing or other distribution of the Market Matrix technologies. When and if it does, it will be obligated to pay certain royalties to Market Matrix for the licenses granted to Y3K under the Strategic License Agreement.

FusionPak Automated Tracking Program. This software allows the user to create an "affiliate network", where the "provider" matches up "merchants" with "affiliates." The affiliates direct business to merchants in return for a commission from resulting sales or leads. Also, the provider typically charges a fee to the merchants for administering this network and/or for providing additional services. The licensed program is designed to track and report activity throughout an affiliate network.

All of FusionPak our software products, MarketPortal, CommerceManager, Affiliate Tracker, and Y3K ICS, are fully developed, operational and available for licensing and purchase.

                           TELECOMMUNICATION PRODUCTS

With the establishment of Ecuity Holdings and its acquisition of substantially all of the assets of Fox Communications, we now are able to offer a wide ranging suite of telecommunications and internet services, either on a stand-alone basis, or bundled with some or all of our FusionPak software modules. Ecuity now offers the following internet and telecommunications services to business and residential customers:

o    Unlimited internet access by 56k dial up, ISDN, and DSL

o    Internet services including web hosting, e-commerce, and web design.

o Long distance telephone services - Flat Rate residential and Flat Rate business.

o Conference calling with on-demand capability providing immediate access and a variety of features including access lock, roll call and individual and group muting functions

o e-learning - on-line education and training courses available by subscription or individual course.

o WiFi Hotspot - a turnkey system for businesses to provide wireless internet access at their locations for clients and customers.

o Ecuity Home - unlimited internet access and long distance telephone service at a flat rate for residential customers.

o    VoIP - Fox V-tone , IPCENTEX, and Hosted PBX.

VoIP is a deliverable product for business and residential customers that delivers voice communications over the internet without incurring long distance and other charges. Future advancement to the product will include the bundling of ICS and delivery of enhanced voice applications. We believe that VoIP is the direction that communication is moving.

All of these products and services are fully developed and available for our business and individual clients. In Ecuity we also have fully operational technical support, customer service and billing services to complement these products and services.

SALES AND MARKETING

We intend to integrate elements of the existing Telco services, with the new advanced communications products, and the other technical capabilities in secure messaging, file transfer and commerce, to form unique and powerful solutions to address emerging markets for secure end-to-end communications solutions. These services will be marketed employing a combination of direct sales and leveraged third party relationships for redistribution in retail channels, OEM channels and as bundled services with third party service providers.

Our primary revenue model consists of a global value added reseller network where our software products are distributed as packages with telecommunication and financial services. We currently license FusionPak as follows:

o Enterprise Server Licenses -Average sale: $85,000 per module / $255,000 for the entire software package

o    Per Use Licenses - $10,000 per store module,

o    Individual ICS - Average individual sale $2,000

A master reseller's license allows a company to resell our products for a commission and also to sign up more resellers underneath them as selling agents. An enterprise server license allows a company to use the software package they purchase.

Through Ecuity we have a significant ongoing revenue stream from a large legacy customer base for telecommunications services developed under the Fox Communications brand over the past 15 years. The services include local and national long distance, DSL and internet dial-up, conference calling and Wi-Fi for residential and commercial market opportunities. In addition, Ecuity is currently executing against the launch of a Voice over Internet Protocol (VoIP) product that is the first of a new generation of advanced communication solutions for business and residential customers. Telephony products are currently marketed employing an integrated channel sales strategy that includes direct sales, web and telemarketing, and leveraged agent relationships.

In addition to telephony products and services, Y3K owns and markets technology solutions for secure unified messaging and data transfer, and web commerce, that are primary sold on a direct basis under enterprise licensing transactions.

COMPETITION

There are a number of companies and organizations that offer one or more of the products and services that we offer. Many of these are larger and better financed than Y3K. However, we believe that we are positioned to have a competitive advantage over many of these other organizations because we offer a unique and broad range of completely integrated, scalable technology products and services that can provide an SMB or an individual client with software and communications technologies that meet their needs today and can expand to meet their needs in the future.

FUSIONPAK COMPETITORS

                                  MARKETPORTAL

The market for tools with which to manage data is somewhat less defined than the instant messaging market, but no less real. Corporate survival today often depends on having a database infrastructure that effectively allows for optimum use of data. To prosper, e-commerce companies must convert this basic business need into processes that are sufficiently automated to allow maximum efficiency.

Given the high cost of skilled IT workers and cost pressures throughout every industry, tools such as MarketPortal that provide this combination of effectiveness and efficiency are in demand. MarketPortal helps to minimize staffing and maximize systems self-management, and therefore, will prevail in the marketplace.

Some of the key competitive factors for success in this market segment are:

o    Value - Performance capabilities at the right price

o    Ease of integration with existing infrastructure systems

o    Customization through additional modules

o    Ease of use and maintenance

o    Scalability to manage foreseeable growth

Although competition is fierce in virtually every market segment today, we believe that the Y3K MarketPortal fits the needs of a large number of companies who need to upgrade from desktop applications or other smaller programs to a more customizable and scalable system.

Other portal products that are currently available, the identity of the developer/vendor and the estimated costs for some of such products are:

                          ORACLE 9IAS PORTAL - $100,000

BowStreet - Business Web Portal Solutions - starts at $300,000

                             CASTELL FRAMEWORKS(TM)

                           GAUSS - VIP PORTAL MANAGER

                     IBM - WEBSPHERE PORTAL SERVER $272,000

                              BEA - WEBLOGIC PORTAL

                                 COMMERCEMANAGER

It has been estimated "Current Analysis," a web-based information service, that over 100 companies provide commerce servers. However, nearly all of these companies are loyal to a non-ColdFusion(TM) application server. The majority of companies that offer an application server also offer a commerce server. Largely, these companies are attempting to offer application servers, packaged applications, and visual tools. Bundled together, the majority of solutions cost well-over $500,000. These prices are too high for the medium sized businesses, let alone the smaller businesses. Furthermore, the solutions provided are too labor intensive for any other than Fortune 100 companies to maintain. Among the companies offering commerce servers are:

o    Blue Martini Customer Interaction System

o    BroadVision Retail Commerce Suite

o    IBM Websphere Commerce Suite

o    iPlanet Commerce Application Suite

o    Microsoft Commerce Server 2000

o    Oracle Procure-to-Pay - $235,000

We believe that the FusionPak Commerce Manager again provides an effective software application solution that is easy to use and is available at a cost that SMB's will be able to justify. This combination is expected to make Commerce Manager one of the preferred commerce server solutions for SMB's.

                                   [PIE CHART]

Y3K ICS

Competition in the consumer instant messaging market is fierce. Dominated by large players such as Yahoo, AOL, and Microsoft, the consumer market is not our focus. However, the competition in the consumer market clearly demonstrates the acceptance of and need for this type of communication vehicle - for both the consumer market and other markets as well.

We are taking advantage of this market demand by pursuing specific niches that do not lend themselves to today's large consumer-based systems. According to ZDNet on November 29, 2000, "Yahoo is the first of the major consumer IM companies to talk publicly about developing a separate corporate client. Currently, corporate IM use is mainly limited to ad hoc groups of users who have downloaded one of the consumer clients."

Y3K ICS provides specific advantages that these large systems do not, for example, private-labeling or co-branding and enhanced security. This makes marketability of a competitive product such as ICS viable, particularly when the provider is partnered with a significant development team. Market niches that will be the primary focus of our efforts include:

o    Educational institutions, specifically primary and secondary schools.

o Corporate Intranets that need enhanced security to keep communication within the company's firewalls.

o Private-labeled Internet applications, such as customer relations interfaces between businesses and their clients, affinity groups such as airline and rental car companies, or catalogue sales operations.

o Private-labeled IM applications for large, mid and small Internet service providers and search engines. With over 10,000 ISPs and search engines, this market provides an enormous global opportunity.

Other companies currently offering Instant Messaging products are:

1.   Jabber IM

2.   Lotus Sametime

3.   Microsoft Office XP

4.   Bantu Messenger

5.   Ikimbo Omniprise(TM)

6.   Secure Network Move It DMZ

7.   Tumbleweed Communication MMS Secure Redirect Software

8.   WiredRed Software e/POP IM

9.   Secure Shuttle Secure Shuttle Transport/Encryption Messenger

10.  Sun Microsystems Inc. Sun(TM) ONE Instant Messaging 6.0 (Formally NetLert
     IM)

11.  Sigaba Secure Instant Messaging and Email

12.  Invision IMSafe


TELECOMMUNICATION COMPETITORS

                                     GENERAL

We face intense competition in providing telecommunications services. We compete with AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and other national and regional interexchange carriers ("IXCs"), where permissible. Other potential competitors include cable television companies, wireless telephone companies, electric utilities, microwave carriers and private networks of large end-users. Most of these companies have substantially greater market share and financial, technical, marketing and other resources than we do.

               LONG DISTANCE AND OTHER TELECOMMUNICATIONS SERVICES

The United States long distance telecommunications industry is highly competitive and is significantly influenced by the marketing and pricing decisions of larger industry participants. The industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and high attrition rates (customer turnover) because customers frequently change long distance providers in response to offers by competitors of lower rates or promotional incentives. Most of the Company's competitors are significantly larger, have substantially greater financial, technical, marketing and other resources and have larger networks than Y3K.

Our ability to compete effectively in long distance telecommunications services will depend upon, among other factors, our continued ability to provide high quality services at competitive prices, and there can be no assurance that we will be able to compete successfully in the future in our markets. Our competitors may reduce rates or offer incentives to our existing and potential customers. Since we believe that to maintain our competitive position we must be able to remain price competitive, a decrease in the rates for long distance services charged by others could have a material adverse effect on our business, results of operations and financial condition. We expect competition to continue to increase, which could have a material adverse effect on our business, financial condition and results of operations.

                          VOICE OVER INTERNET PROTOCOL-

The VOIP marketplace is a highly competitive, emerging telecommunications service industry. Primarily, competition is from the incumbent or legacy telecommunications companies. These companies include:

1)   The RBOC's - Qwest, SBC, BellSouth, and Verizon.

2)   The Independents - Century Tel, Sprint United, small Independent operators.

3)   Cable Companies - Comcast, Charter, etc.

4)   InterExchange Carriers - AT&T, MCI/UuNet/Worldcom, Sprint, Allegiance, etc.

In addition there is an emerging group of companies that are building competitive products to that which we offer. They Include: Telverse (Now Level3), GoBeam, Pingtone, Vonage, AccessLine and others.

Most of the latter organizations are regional in nature, only offering services in their LATA. Vonage and AccessLine are offering services that are national.

EMPLOYEES

Y3K currently has four full-time employees. Our president, Mr. King Cole, our Treasurer, Mr. Leon Caldwell, and our VP/secretary, Mr. James Stephens, provide their services on a full-time basis. We also have a full time receptionist. Our other directors provide their services to us on a part-time basis. We entered into agreements as of July 1, 2002 with Mr. Cole, Mr. Stephens and Mr. Caldwell that provided for monthly remuneration during the year ended June 30, 2003 at $4,000 per month, to be paid as funds were available, and accruing any unpaid amounts. We were only able to pay a portion of those amounts pertaining to the current fiscal year ended June 30, 2003, as follows: $18,900 to Mr. Cole, $24,460 to Mr. Stephens and $13,000 to Mr. Caldwell. We have accrued unpaid wages of $66,340 for all there of these officers. We have no agreement with our directors regarding compensation for their services and do not pay any compensation for serving as a director.

Ecuity Holdings, Inc., our wholly owned subsidiary currently has 15 full time employees, including the president, Mr. Frank Maros, the vice president of Sales and Marketing, Mr. Jerry Schwartz, the vice president of Operations, King Cole, the vice president of Technology, Jon Schnelz, each of whom provide their services on a full-time basis. Y3K, Inc., our other wholly owned subsidiary, does not have any employees.

GOVERNMENT REGULATION

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, which could have a harmful effect on our business.

To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New and existing laws may cover issues that include:

o    Sales and other taxes;

o    User privacy;

o    Pricing controls;

o    Characteristics and quality of products and services;

o    Consumer protection;

o    Cross-border commerce;

o    Libel and defamation;

o    Copyright, trademark and patent infringement; and

o    Other claims based on the nature and content of Internet materials.

These new laws may impact our ability to market our products and services offered on our web site in accordance with our business plans.

We may have to qualify to do business in other jurisdictions. If we make sales of our products or services, we anticipate that sales and our customers will be in multiple states and foreign countries. As our customers may reside in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign company in each such state and foreign country. Failure to qualify as a foreign company in a jurisdiction where required to do so could subject us to taxes and penalties.

We are subject to regulatory issues as it relates to the tariffed telecommunications products that we offer today. These products are Long Distance, Local Dial Tone, and 800 services. The governing entities on these services are the State PUC's (in Washington State, it is the Washington Utilities and Transportation Commission) and the Federal Communications Commission (FCC). In addition, all telecommunications services including Internet Services are subject to the Universal Service Fund (USF), which is regulated by the FCC. These regulations, among other things, limit the amounts we may charge for our services and require payment of certain fees, taxes and other charges either by us or our customers.

The non-regulated component of the services we offer is our VOIP services, which encompass Long Distance, Local Dial Tone, 800 Services, Conference Calling, and enhanced services. No State or Federal agency currently regulates these services. The current environment suggests that a battle is brewing between state PUC's and the FCC over regulation of VOIP services. The States want to regulate the emerging industry, in part because of the lost revenue possibilities. Additionally, the USF vehicle is in jeopardy as well as the E911 ((11 emergency calling systems) funding mechanism, with the proliferation of VOIP. The FCC has been steadfast in it's refusal to allow regulation, as has been seen in states like Minnesota where the local rulings were overturned by the higher courts.

The FCC's general statement regarding VOIP, is that it appears to be the primary vehicle to accomplish a leveling of the communications playing field. The Telecommunications Act of 1996 was an attempt to do this, but unfortunately failed to deliver the results congress intended.

The apposing forces on this issue are large with a huge lobbying presence by the major telecommunications companies, who have the most to lose. FCC Chairman Michael Powel has enormous power over these issues and shown a distinct favoring of keeping the fledging industry alive. At the present time it is not clear if, or how, VOIP services might be regulated.

DESCRIPTION OF PROPERTY

Y3K and its subsidiaries lease a total of 13,348 square feet of at two locations in the greater Seattle area. Our executive offices and Ecuity Holding's operations are located in 11,046 square feet of space at Suite 600, 800 Bellevue Way, Bellevue, Washington 98010. We maintain an additional 2,302 square feet of space in downtown Seattle at Suite 525, 100 King Street South, Seattle, WA 98104 at which we maintain an operations center. The following table sets forth the lease rate and term for each of these locations:

      Location                 Monthly Rent                   Term of Lease
      --------                 ------------                   -------------
      800 Bellevue Way         $9,205.00 - $15,188.25(1)      10/31/07
      100 King Street          $3,165.25                      9/30/04

----------
(1) The minimum monthly rent for this space increases on each November 1st, the anniversary of the lease, from the current rate of $9,205.00 per month to $15,188.25 in the last year of the lease. The annual increases are $12,426.25, $13,807.50, and 15,188.25 on November 1, 2004, 2005 and 2006
     respectively.

LEGAL PROCEEDINGS

We are the plaintiff in a lawsuit filed in Pierce County, Washington, Superior Court. In this litigation we are asserting claims against a corporation and one of its apparent principals related to their alleged breach of contract to provide debt financing to the Company. In addition, the Company is seeking compensation for the damages it suffered as the result of the defendants' attempts to dispose of shares of the Company's common stock that had been pledged to secure the promised, but undelivered financing. The Company is not a party to any other pending legal proceeding. Management is not aware of any threatened litigation, claims or assessments.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

The following table sets forth the names and ages of the members of our Board of Directors, executive officers, and the position held by each:

                                                    Served as a Director
Name              Age  Position                     or Officer Since
--------------    ---  --------                     --------------------

King Cole          52   President and Director       March 22, 2002
Shane Smith        55   Chairman of the Board
                           and Vice President        February 11, 2004
James Stephens     39   Secretary                    March 22, 2002
Leon M. Caldwell   55   Treasurer                    March 22, 2002
Steve Forbes       52   Director                     March 5, 2004
Frank Maros        55   Director                     March 5, 2004


Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

KING COLE, our President and a Director, age 52, joined Y3K in March 2000 and is responsible for overseeing all day-to-day operations, administration and human resources. Mr. Cole has earned a Bachelor of Science degree in biological science from Gonzaga University and a Masters of Biological Sciences from Washington State University. Since 1998 Mr. Cole has owned his own business consulting firm specializing in business management. From 1991 to 1998 he was a regional manager for Jillian's, a national entertainment and hospitality chain. From 1998 to 2000 Mr. Cole owned and operated a business consulting sole proprietorship. He was a consultant for the City of Tacoma, WA, as well as other clients. Mr. Cole has managed large staffs and has held the position of general manager with several large businesses including Seattle's Schwartz Brothers restaurants.

SHANE SMITH, age 55, was appointed as Chairman of the Board of Directors on March 24, 2004. He became our Executive Vice President of Business Development and was appointed to the Board of Directors on February 11, 2004. Mr. Smith was a founder, CEO and member of the board of Karunga Technologies Corporation, the developer of the Y3K ICS secure communication system. In helping to found Karunga, he was its first COO and was primarily responsible for the initial launch of initial business operations. He has held three additional positions in
Karunga: Vice President of Business Development, Executive Vice President, and currently is its President and CEO. Prior to founding Karunga Technologies, Mr. Smith spent 25 years practicing business law. Much of his practice focused on advice to growing companies at critical stages, including numerous technology companies. He has served as a director on the boards of numerous companies and charities. Mr. Smith earned a B.A. degree in English Literature from Brigham Young University and a Juris Doctor degree from the J. Ruben Clark School of Law at Brigham Young.

JAMES STEPHENS, our secretary, 39, a co-founder of Y3K, is responsible for Y3K's management and support of all account executives and value added resellers, sales and sales assistance and new product development. Prior to his involvement with Y3K, Mr. Stephens was employed as a digital controls specialist for The Boeing Company for 16 years. His duties included customer support, engineering, installation, maintenance and troubleshooting. Mr. Stephens majored in Industrial Systems Engineering at the Universal Technical Institute in Phoenix, Arizona.

LEON M. CALDWELL, our treasurer, 55, has extensive experience as a financial executive commencing with Arthur Anderson & Co. from 1970 to 1973, served as the assistant to the Treasurer at Daylin Inc. from 1973 to 1976, acted as a financial consultant from 1977 to 1985, became the Chief Financial Officer for Southern California Consultants, Inc.; from 1985 to 1991, served as Vice-President of Consulting Services, Inc., from 1991 to 1999 and acted as Vice-President and Chief Financial Officer for Peck/Jones Construction Corp., a general contractor, from 1999 to 2002. Mr. Caldwell received his Bachelor degree in Business Administration from the University of California at Long Beach.

STEVE FORBES, director, age 47, was the founder of Y3K, Inc. the private company that was acquired by Y3K in March 2002. Y3K, Inc. developed the FusionPak suite of software products. Mr. Forbes was the president, CEO and a director of Y3K, Inc. from its inception in April 1999 until he resigned in March 2001. After leaving Y3K, Inc., Mr. Forbes joined Paystar Corporation, a public company that is a distributor of communications and financial services, as its Chief Operating Officer. He joined Fox Communications Company in October 2001 as its president and remained in that position through January 2004 when Fox and Y3K completed the asset purchase transaction. Mr. Forbes is the president of Who's Calling North, a subsidiary of Who's Calling, Inc., an enhanced telecommunications company that is the industry leader in the Call Measuring and Monitoring field. Mr. Forbes has attended Green River and Highline Community Colleges and Cornell University.

FRANK MAROS, director, age 55, was appointed to our board of directors in March 2004. He is the president and a member of the board of directors of Ecuity Advanced Communications, our wholly owned subsidiary. Mr. Maros joined Y3K from Fox Communications Corporation where he was the Vice President of Marketing and Sales beginning in July 2003. From 2001 until 2003, Mr. Maros was the president of Navigators Northwest, a private company, that specializes in locating internet kiosk sites for and providing other services to its clients. He has an extensive background in marketing and advertising, having been the owner and president of his own full service advertising agencies. Mr. Maros was also the Vice President of Marketing and Sales for Y3K, Inc. beginning in 2000 until he left to join Navigators Northwest in 2001. He has attended the Burnley Advertising Institute.

TERM OF OFFICE

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. Under terms of a Voting Agreement between Y3K and Fox Communications, Inc., Lonnie Benson was appointed to the Y3K board of directors. He is entitled to serve on our board until we have fully discharged our obligation under the promissory note we issued to Fox in partial payment of the purchase price for the assets. Thereafter, we are required to use "reasonable efforts" to cause Mr. Benson to continue to be appointed to our board of directors so long as such appointment is consistent with our business strategies.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for each of the last three fiscal years.

                                           Annual Compensation                          Long Term Compensation
                                  -------------------------------------------------------------------------------------------
                                                                                                                 All Other
                                                         Other Annual     Restricted      Options/   LTIP        Compensation
Name              Title           Year    Salary  Bonus  Compensation     Stock Awarded   SARs (#)   payouts ($) (2)
-----------------------------------------------------------------------------------------------------------------------------
King Cole         President       2003        $0                                                                     $48,000
                  VP/             2002        $0                                                                     $60,000
                                  2001    $8,900     0                0               0                      0           $0
James Stephens    Secretary       2003        $0                                                                     $48,000
                                  2002        $0                                                                     $60,000
                                  2001   $10,528     0                0               0                      0            $0
Shannon Smith(1)(2) Director      2003        $0                                                                          $0
                                  2002        $0                                                                          $0
                                  2001        $0     0                0         600,000                                   $0
Leon Caldwell     Treasurer       2003        $0                                                                     $48,000
                                  2002        $0                                                                      $1,000
                                  2001        $0     0                0               0                      0            $0
-----------------------------------------------------------------------------------------------------------------------------

----------
(1) Mr. Smith resigned as a director and Chairman of the Board of Y3K on ________, 2004.

(2) Fully vested options were granted to Mr. Smith in November 2002 with the right to exercise within 5 years at $.04 per share.

(3) Compensation is the amounts earned as consulting fees for the year ended June 30, 2003 and are not treated as salaries. Draws are made on a cash available basis and treated as 1099 compensation at year-end to each person named here. The amounts reflected above are based on the earned compensation by each officer. As of June 30, 2003 Mr. Cole was paid $18,900, Mr. Stephens was paid $24,460 and Mr. Caldwell was paid $13,000. The balance of the unpaid consideration for the year ending June 30, 2003 will be paid based on available cash from either revenues or the sale of equity securities.

As of June 30, 2002 Mr. King and Mr. Stephens earned their compensation based on consulting agreements which provided for earnings at the annual rate of $60,000. Mr. King and Mr. Stephens were each paid $22,000 with the balance owning waived by the officers and their unpaid amounts were credited to paid in capital. Mr. Caldwell was not part of any consulting agreement during the year 2002 and received $1,000 as total compensation for consulting work during the year. In the year 2001 amounts paid were treated an employee wages.

We have no agreement with our directors regarding compensation and we do not pay our directors any compensation for serving as directors.

Aggregate option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                    Number of Securities
                                             Underlying Unexercised Options/SARs    Value of Unexercised
                                                  at FY End June  30, 2003              In-the-Money
                      Shares                                                            Options/SARs
                    Acquired On      Value                                              at FY - End
Name                 Exercise      Realized        Exercisable/Unexercisable           June 30, 2003
------------------------------------------------------------------------------------------------------
King Cole            2,138,889      $63,953             1,361,111                         $40,697
James Stephens       1,680,556      $50,249             1,069,444                         $31,976
Leon Caldwell          458,333(1)   $13,704               486,111                         $14,535

----------
(1) Mr. Caldwell has a beneficial ownership interest in 763,888 common shares that were exercised in a family limited partnership. Mr. Caldwell has a 60% beneficial ownership interest in the family limited partnership through his wife acting as General Partner of the limited partnership.

EQUITY COMPENSATION PLAN INFORMATION

The Company has an incentive stock option plan, which includes substantially all employees. A total of 8,046,514 shares of common stock are available for exercise and of these options 6,713,180 common shares are fully vested. At December 31, 2003 all common share options were fully vested. Under the plan, non-statutory stock options and stock purchase rights may be granted to service providers, granted to those who have loaned the Company money as an additional incentive, or to accredited investors who purchased shares directly from the Company, however, incentive stock options are generally granted to employees. The term of each option will be for no more than ten years from the date of the grant unless an optionee owns stock representing more than 10% of the voting power of our company, in which case the term will be for five years from the date of the grant. The exercise price shall be determined by the administrator of the plan, but in no case shall it be less than fair market value.

                                                 Number of securities
                                                   to be issued upon          Weighted average
                                                exercise of outstanding      exercise price of       Number of securities
                                                 options, warrants and      outstanding options,      remaining available
Plan category                                            rights             warrants and rights       for future issuance
--------------------------------------          -----------------------     --------------------     ---------------------
                                                          (a)                       (b)                       (c)

Equity compensation plans approved by
security holders                                         2,838,887                 $.0001                2,000,000
Equity compensation plans not approved by
security holders                                         3,207,627                 $.1900
Total                                                    6,046,514                 $.1000                2,000,000


Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms we received, we believe that during the fiscal year ended June 30, 2003 all such filing requirements applicable to our officers and directors were complied with exception that reports were filed late by the following persons:

                                                                Transactions      Known Failures
                                               Number of        Not Timely        to File a
Name and principal position                    Reports          Reported          Required
------------------------------------------     --------------   ------------      --------------
King Cole (President and director)                1                1                 1
James Stephens (VP/Secretary and director)        1                1                 1
Shannon James Smith (Director)                    1                1                 1
Leon Caldwell (Treasurer)                         1                1                 1

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our shares of common stock at March 8, 2004 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock,
(ii) each of our directors, (iii) our executive officers, and (iv) by all of our directors and executive officers as a group. The business address of each of the following persons is Suite 600, 800 Bellevue Way, Bellevue, WA 98004, unless otherwise indicated. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as indicated in related footnotes.

                                                           Amount and
                                                           Nature of     Percent of
Title of Class   Name and Address of Beneficial owner   Beneficial Owner   Class(5)
--------------   ------------------------------------   ---------------- -----------

Common           Cornell Capital Partners                    6,978,759       8.66%

Common           Mr. Jeffrey Haberman(1)                     3,065,972       3.90%

Common           Daniel L. Allison                           3,586,000       4.59%
                 17414 38th Avenue CT. E
                 Tacoma, WA 98446

Common           Stanley Stone                               3,777,778       4.84%

Common           Lonnie J. Benson                            6,722,722       8.61%

Common           James Stephens                              3,694,444       4.73%

Common           King Cole                                   3,636,111       4.66%

Common           Shane Smith(2)                                                 *%

Common           Steve Forbes                                                1.89%

Common           Frank Maros(3)                                                 *%

Common           Leon M. Caldwell(4)                         1,086,667       1.39%

                 DIRECTORS AND OFFICERS AS A GROUP          17,320,944      22.00%


* Less than 0.01%

(1) Mr. Haberman personally owns 1,354,167 common shares. Timothy Neuman retains the voting rights for the 1,354,167 common shares until 2008. In addition, Mr. Haberman has a vested interest in the JANT family trust which owns 3,423,611 common shares. The JANT family trust also has vested options of 555,555 common shares. Of the common shares owned and options vested by the JANT family trust, Mr. Haberman will receive an additional beneficial ownership of 1,711,805 common shares, for a total beneficial number of shares owned of 3,065,972. Mr. Haberman does not have the right to exercise any of the JANT family trust options without the consent of all the trust's trustees.

(2) Includes vested options for 250,000 common shares which are currently exercisable, but does not include any of the 23,030,750 shares of common stock which will be issued to Karunga Technologies Corporation under the Technology Asset Purchase Agreement, some or all of which Mr. Smith may be deemed to be the for which he might be deemed the beneficial owner of as president and a shareholder of Karunga Technologies.

(3) Includes vested options for 456,000 common shares which are currently exercisable.

(4) Mr. Caldwell has no direct ownership of common shares, however, his wife and children through a family limited partnership own 1,811,111 common shares which includes vested options for 347,222 common shares. Mr. Caldwell's wife has 100% ownership of the sole general partner of the family limited partnership that in turn owns 60% of the total owned shares as her sole and separate property. This gives Mr. Caldwell, through his wife's ownership, a beneficial interest of 1,086,667 common shares, including vested options. The beneficial interest to the children of the family limited partnership is 724,444 common shares, including vested options.

(5) Applicable percentage of ownership is based on 78,043,000 shares of common stock outstanding as of March 8, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of March 8, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our shares of common stock trade have traded on the NASD OTC Bulletin Board since May 19, 2000. The OTC Bulletin Board is a network of security dealers who buy and sell stock. A computer network that provides information on current "bids" and "asks", as well as volume information, connects the dealers. The following table sets forth the high and low closing prices of our common shares traded on the OTC Bulletin Board:

Period                                              High             Low
-------------------------------------              ------           ------
July 1, 2000 to September 30, 2000                 $1.063           $0.563
October 1, 2000 to December 31, 2000               $1.031           $0.625
January 1, 2001 to March 31, 2001                  $0.563            $0.13
April 1, 2001 to June 30, 2001                      $0.20            $0.07
July 1, 2001 to September 30, 2001                  $0.85            $0.40
October 1, 2001 to December 31, 2001                $0.84            $0.25
January 1, 2002 to March 31, 2002                   $0.47            $0.06
April 1, 2002 to June 30, 2002                      $0.30            $0.07
July 1, 2002 to September 30, 2002                  $0.14            $0.05
October 1, 2002 to December 31, 2002                $0.07            $0.02
January 1, 2003 to March 31, 2003                   $0.04            $0.02
April 1, 2003 to June 30, 2003                      $0.06            $0.01
July 1, 2003 to September 30, 2003                  $0.03            $0.25
October 1, 2003 to December 31, 2003                $0.08            $0.22


The above quotations are taken from information provided by Canada Stockwatch and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

We have 457 shareholders of record as of January 26, 2004.

DIVIDENDS

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business; or

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed below, none of our directors or officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

CONSULTING FEES

The Company has verbal consulting arrangements with its President, its Secretary, its Treasurer and Jeffrey Haberman, one of our significant shareholders. Consulting fees earned by the officers for the year ended June 30, 2003 totaled $144,000. The consulting fees earned by Mr. Haberman during the year ended June 30, 2003 totaled $48,000. During the year ended June 30, 2002 the agreements provided for monthly, non-accruing compensation at the rate of $5,000 to each of these persons for a total during fiscal year 2002 of $180,000. During the fiscal year ended June 30, 2002, the Company did not pay all the consulting fees under the terms of the contracts. The unpaid consulting fees in the amount of $64,000 were expensed and credited to additional paid in capital. Beginning July 1, 2002, the consulting agreements for the three officers and Mr. Haberman were modified to a reduced monthly rate of $4,000 with the caveat that any unpaid fees would be accrued and continue to be an obligation by the Company until paid. The agreements also provide that upon the Company's obtaining satisfactory cash flows from funding sources or from a revenue stream, the Board of Directors would renegotiate the base rate on the consulting agreements.

Accrued but unpaid consulting fees to our officers and Mr. Haberman as of June 30, 2003 are as follows:

      Mr. King Cole, President and CEO               $29,100
      Mr. Jim Stephens, VP/Secretary                 $23,540
      Mr. Leon Caldwell, Treasurer                   $35,000
      Mr. Jeffrey Haberman, Shareholder              $17,990
                                                     -------

      TOTAL                                         $105,630


TECHNOLOGY PURCHASE AGREEMENT WITH KARUNGA TECHNOLOGIES CORPORATION

On February 23, 2004 we entered into a Technology Purchase Agreement with Karunga Technologies Corporation pursuant to which we will acquire all of Karunga's technology related to the ICS software in exchange for 23,030,750 shares of our common stock. All of the shares issued to Karunga will be "restricted securities" as such term is defined under federal securities laws and regulations. Closing of the acquisition is set for March 15, 2004. Upon closing of the technology acquisition we will own all of the rights to the ICS software and the current license agreement with Karunga will be terminated, including our obligation to pay license fees to Karunga. Pursuant to the terms of the agreement, Shane Smith, the Chief Executive Officer and a major shareholder of Karunga, was appointed to the Board of Directors of Y3K. We are obliged under the agreement to "use best efforts" to assist in the continuing appointment of Mr. Smith, or another designee of Karunga, to the Board for the next 36 months.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

The Company is authorized to issue 200,000,000 shares of Common Stock $0.001 par value, of which 78,043,000 shares were issued and outstanding at March 8, 2004. The securities being offered hereby are common stock, with one vote per share on all matters to be voted on by shareholders, without any right to accumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of common stock are not subject to repurchase by Y3K or conversion into any other security. All outstanding shares of common stock are, and those issued pursuant to the Equity Line of Credit will be fully paid and non assessable.

Shareholders are entitled to receive such dividends as may be declared by the Board of Directors of the Y3K out of funds legally available therefore and, upon the liquidation, dissolution or winding up of Y3K, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon the Y3K's earnings, financial needs and other pertinent factors.

PREFERRED STOCK

Y3K is authorized to issue 100,000,000 shares of Preferred Stock, $0.001 par value. The preferred stock may be issued in different series. All rights and preferences of any series of preferred stock are to be set by the Board of Directors upon issue.

The issuance of preferred stock may have the effect of delaying or preventing a change in control of Y3K. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. As of the date of this prospectus, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

DEBENTURES

Y3K has outstanding convertible debentures, which were issued in the original principal amount of $350,000. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower (i) of $0.204 or (ii) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. At maturity, Y3K has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of Y3K. Cornell Capital Partners is the purchaser of the $350,000 of convertible debentures.

WARRANTS

We have not issued any warrants as of the date of this prospectus.

TRANSFER AGENT

The transfer agent for Y3K common stock is Nevada Agency and Trust Company. Its address is 50 W. Liberty St., Ste. 880, Reno, NV 89501 and its telephone number is (775) 322-0626.

REPORTS TO SHAREHOLDERS

We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of the Y3K's Company's audited financial statements for its most recent fiscal year.

Limitation Of Liability: Indemnification

Under our Articles of Incorporation no director or officer shall have any personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer. However, these provisions do not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada law.

Section 78.751 of the Nevada General Corporation Law allows us to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Y3K, or is or was serving at our request as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that such persons shall be indemnified and held harmless to the fullest extent permitted by Nevada law.

Nevada law also permits us to advance expenses in connection with defending any such proceedings, provided that the indemnified party undertakes to repay any such advances if it is later determined that such person was not entitled to be indemnified by us. Our bylaws require that we advance such funds upon receipt of such an undertaking with respect to repayment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

There are no provisions in our Articles of Incorporation or Bylaws related to preventing or restricting takeovers, mergers or acquisitions of Y3K by another company.

                                     EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended June 30, 2003 and June 30, 2002 have been audited by Morgan & Company, Chartered Accountants. The reports of Morgan & Company are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Morgan & Company contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

                                 LEGAL MATTERS

The validity of the shares offered herein will be opined on for us by the Law Offices of Jack G. Orr, P.S. of Tacoma, Washington, which has acted as our outside legal counsel in relation to certain, restricted tasks.

                           HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934 (the ("Exchange Act"). At the time of the effectiveness of the registration statement we will become a "reporting company" and required to file reports pursuant to the provisions of the Exchange Act. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to E/S Corporation and the shares to which this prospectus relates. Copies of the registration statement and other information filed by with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as Y3K which filed electronically with the Commission at the following Internet address: (http:www.sec.gov).

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS



                             JUNE 30, 2003 AND 2002

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors
Y3K Secure Enterprise Software, Inc.
(A Development Stage Company)

We have audited the consolidated balance sheets of Y3K Secure Enterprise Software, Inc. (a development stage company) as at June 30, 2003 and 2002, and the consolidated statements of operations, cash flows, and changes in stockholders' equity (deficiency) for the years then ended, and for the cumulative period from March 19, 1999 (date of inception) to June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2002, and the results of its operations and cash flows for the years then ended, and for the cumulative period from March 19, 1999 (date of inception) to June 30, 2003, in accordance with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 2, subsequent to the issuance of the Company's June 30, 2003 consolidated financial statements and our report thereon, dated September 24, 2003, we became aware that those consolidated financial statements did not reflect the liability assumed as a result of the guarantee of a promissory note payable. In our original report, we expressed an unqualified opinion on the June 30, 2003 consolidated financial statements, and our opinion on the revised statements, as expressed therein, remains unqualified.


Vancouver, B.C.                                               "Morgan & Company"

SEPTEMBER 24, 2003 except for Notes 2 and 13               CHARTERED ACCOUNTANTS
  which are as of May 7, 2004

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------
                                                                                  JUNE 30
                                                                            2003           2002
--------------------------------------------------------------------------------------------------
                                                                        (Restated
ASSETS                                                                   - Note 2)
Current
     Cash                                                               $       653    $    10,722
                                                                        -----------    -----------

Property And Equipment
     Computer equipment                                                      15,251         15,251
     Office furniture and fixtures                                            5,432          5,432
                                                                        -----------    -----------
                                                                             20,683         20,683
     Less:  Accumulated depreciation and amortization                        15,914         11,179
                                                                        -----------    -----------
                                                                              4,769          9,504
                                                                        -----------    -----------
                                                                        $     5,422    $    20,226
                                                                        -----------    -----------
LIABILITIES

Current
     Accounts payable and accrued liabilities                           $   697,337    $   498,463
     Loans payable (Note 5)                                                 884,166        168,166
     Current portion of capital lease obligations (Note 6)                  121,565        121,565
                                                                        -----------    -----------
                                                                          1,703,068        788,194
                                                                        -----------    -----------
Commitments And Contingencies (Notes 7, 9, and 12)

STOCKHOLDERS' DEFICIENCY
Share Capital
     Authorized:
         200,000,000 common shares, par value $0.001 per share
         100,000,000 Series A preferred shares, no par value

     Issued and outstanding
          52,050,605 common shares at June 30, 2003 and
          42,518,500 common shares at June 30, 2002                          52,050         42,519
                     0 Series A preferred shares at June 30, 2003 and
                     0 Series A preferred shares at June 30, 2002                --             --
     Share subscriptions receivable                                            (571)            --

     Additional paid-in capital                                           2,741,023      2,492,511

Deficit Accumulated During the Development Stage                         (4,490,148)    (3,302,998)
                                                                        -----------    -----------
                                                                         (1,697,646)      (767,968)
                                                                        -----------    -----------
                                                                        $     5,422    $    20,226
                                                                        ===========    ===========

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

---------------------------------------------------------------------------------------------------------------------------
                                                                                                            INCEPTION
                                                                                                            MARCH 19
                                                                           YEARS ENDED                       1999 TO
                                                                             JUNE 30                         JUNE 30
                                                                      2003                2002                2003
---------------------------------------------------------------------------------------------------------------------------
                                                                    (Restated                                (Restated
                                                                     - Note 2)                                - Note 2)

Revenues                                                      $            2,389     $            1,75    $      138,833
                                                              ----------------------------------------------------------

Expenses
     Consulting services                                                 576,271                 34,267        1,407,361
     Salaries, wages and benefits                                        --                      98,228          675,344
     Database design                                                     --                       2,500          222,138
     Professional fees                                                    80,552                 55,925          290,508
     Technical services                                                    9,863                  8,450          167,835
     Travel and entertainment                                             31,430                 20,489          194,018
     Rent                                                                 10,350                215,793          443,712
     Office supplies                                                       7,966                  5,198           66,207
     Computer supplies                                                       738                    368           44,732
     Telephone                                                            13,815                  7,417           78,217
     Transfer agent                                                        5,299                  5,488           10,787
     Professional development                                              4,481                 40,000           73,549
     Advertising and promotion                                            11,449                --                41,187
     Printing and reproduction                                               332                 20,853           53,015
     Miscellaneous                                                       --                       1,651           21,442
     Depreciation and amortization                                         4,735                  4,738           38,743
     Insurance                                                           --                       3,889           40,416
     Taxes and licenses                                                      654                    172           14,274
     Dues, subscriptions and publications                                --                     --                12,106
     Equipment rental and repair                                           1,000                --                 4,813
     Postage and delivery                                                  2,236                  1,127            6,806
     Write off leasehold improvements                                    --                     --                14,881
     Write off notes receivable                                          --                     --                48,000
     Write off Investment                                                --                     --                25,000
     Write off deposit                                                   --                      25,000           25,000
     Loss from default under equipment leases                            --                     --               142,955
     Loss related to loan guarantee (Note 2)                             400,000                --               400,000
                                                              ----------------------------------------------------------
                                                                       1,161,171                551,553        4,563,046
                                                              ----------------------------------------------------------

Operating Loss                                                        (1,158,782)              (549,803)      (4,424,213)
                                                              ----------------------------------------------------------

Other Income (Expense)
     Interest (expense) recovery                                         (28,368)                41,019          (51,165)
     Interest income                                                     --                          89           10,973
                                                              ----------------------------------------------------------
                                                                         (28,368)                41,108          (40,192)
                                                              ----------------------------------------------------------

Net Loss For The Year                                         $       (1,187,150)    $         (508,69)    $  (4,464,405)
========================================================================================================================

Basic And Diluted Loss Per Share                              $           (0.03)     $           (0.01)
=======================================================================================================

Weighted Average Number Of Common Shares Outstanding                  48,120,644             41,653,500
=======================================================================================================

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------
                                                                                                              INCEPTION
                                                                                                              MARCH 19
                                                                                  YEARS ENDED                  1999 TO
                                                                                    JUNE 30                    JUNE 30
                                                                            2003              2002              2003
---------------------------------------------------------------------------------------------------------------------------
                                                                         (Restated                             (Restated
                                                                          - Note 2)                             - Note 2)
Cash Flows From Operating Activities
     Net loss                                                          $   (1,187,150)  $     (508,695)   $     (4,464,405)

Adjustments To Reconcile Net Income To Net Cash From Operating
  Activities
     Fair value of unpaid compensation                                          --              96,000              96,000
     Depreciation and amortization                                              4,735            4,738              38,743
     Write off leasehold improvements                                           --               --                 14,881
     Write off loan guarantee and notes receivable                              --               --                 48,000
     Write off investment                                                       --               --                 25,000
     Loss from default under equipment leases                                   --               --                142,955
     Stock issued for other than cash                                         182,267            --                300,394
     Loss related to loan guarantee                                           400,000                              400,000

     Change in assets and liabilities:
         Accounts payable and accrued liabilities                             198,874          206,025             756,371
                                                                       --------------   --------------    ----------------
                                                                             (401,274)        (201,932)         (2,642,061)
                                                                       --------------   --------------    ----------------
Cash Flows From Investing Activities
     Purchase of equipment and property                                         --               --               (151,470)
     Advances on notes receivable                                               --               --                (40,000)
     Investment in Humanicom, Inc.                                              --               --                (25,000)
                                                                       --------------   --------------    ----------------
                                                                                --               --               (216,470)
                                                                       --------------   --------------    ----------------
Cash Flows From Financing Activities
     Loan payable                                                             316,000            8,528             484,166
     Principal payments on capital lease obligations                            --               --                (20,970)
     Issuance of common stock                                                     776          202,500             204,926
     Issuance of preferred stock                                                --               --              2,116,633
     Share subscriptions receivable                                              (571)           --                   (571)
     Capital contributions by shareholders                                     75,000            --                 75,000
                                                                       --------------   --------------    ----------------
                                                                              391,205          211,028           2,859,184
                                                                       --------------   --------------    ----------------

Net Increase (Decrease) In Cash And Cash Equivalents                          (10,069)           9,096                 653

Cash and Cash Equivalents, Beginning Of Year                                   10,722            1,626              --
                                                                       --------------   --------------    ----------------

Cash and Cash Equivalents, End Of Year                                 $          653   $       10,722    $            653
                                                                       ==============   ==============    ================

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

                                  JUNE 30, 2003

                                                   COMMON STOCK                              PREFERRED STOCK
                               ----------------------------------------------------- ---------------------------------
                                    NUMBER                             SHARE             NUMBER
                                      OF                           SUBSCRIPTIONS           OF
                                    SHARES          AMOUNT          RECEIVABLE           SHARES           AMOUNT
                               ----------------- -------------- -------------------- --------------- -----------------
Balance, June 30, 2001          12,789,792       $     1,279           $    --            5,291,582     $ 2,116,633

Conversion of Series A
  preferred stock                5,291,582               529                --           (5,291,582)     (2,116,633)
                               -----------       -----------           -------          -----------     -----------
                                18,081,374             1,808                --                   --              --
Adjustment to number of
  shares issued and
  outstanding as a result of
  the acquisition of Y3K
  Incorporated
     Y3K Incorporated          (18,081,374)           (1,808)               --                   --              --
     Y3K Secure Enterprise
       Software, Inc.
                                27,688,500            27,689                --                   --              --
Fair value of shares issued
  in connection with the
  acquisition of Y3K
  Incorporated                  13,100,000            13,100                --                   --              --
Net asset deficiency of legal
  parent at date of reverse
  take-over transaction                 --                --                --                   --              --

Issuance of common stock for
  cash                           1,730,000             1,730                --                   --              --
Fair value of unpaid
  compensation                          --                --                --                   --              --
Net loss                                --                --                --                   --              --
                               -----------       -----------           -------          -----------     -----------

Balance, June 30, 2002          42,518,500            42,519                --                   --              --

                                                      DEFICIT
                                                    ACCUMULATED
                                  ADDITIONAL         DURING THE
                                   PAID-IN          DEVELOPMENT
                                   CAPITAL             STAGE               TOTAL
                              ------------------ ------------------- -------------------
                                                     (Restated           (Restated
                                                      - Note 2)           - Note 2)
Balance, June 30, 2001           $   118,618       $(2,768,560)        $  (532,030)

Conversion of Series A
  preferred stock                  2,116,104                --                  --
                                 -----------       -----------         -----------
                                   2,234,722        (2,768,560)           (532,030)
Adjustment to number of
  shares issued and
  outstanding as a result of
  the acquisition of Y3K
  Incorporated
     Y3K Incorporated             (2,234,722)               --          (2,236,530)
     Y3K Secure Enterprise
       Software, Inc.
                                   2,208,841                --           2,236,530
Fair value of shares issued
  in connection with the
  acquisition of Y3K
  Incorporated                       (13,100)               --                  --
Net asset deficiency of legal
  parent at date of reverse
  take-over transaction
                                          --           (25,743)            (25,743)
Issuance of common stock for
  cash                               200,770                --             202,500
Fair value of unpaid
  compensation                        96,000                --              96,000
Net loss                                  --          (508,695)           (508,695)
                                 -----------       -----------         -----------

Balance, June 30, 2002             2,492,511        (3,302,998)           (767,968)

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (Continued)

                                  JUNE 30, 2003

                                                     COMMON STOCK                               PREFERRED STOCK
                                 ----------------------------------------------------- ----------------------------------
                                      NUMBER                             SHARE             NUMBER
                                        OF                           SUBSCRIPTIONS           OF
                                      SHARES          AMOUNT          RECEIVABLE           SHARES           AMOUNT
                                 ----------------- -------------- -------------------- --------------- ------------------
Balance, June 30, 2002               42,518,500      $    42,519      $        --            --           $        --

Issue of common stock for
  services                            1,786,667            1,786               --            --                    --
Common shares returned to
  treasury                              (15,675)             (16)              --            --                    --
Issue of common stock for
  options exercised                   7,761,113            7,761             (571)           --                    --
Contributed capital by
  shareholders                               --               --               --            --                    --
Net loss                                     --               --               --            --                    --
                                    -----------      -----------      -----------      --------           -----------

Balance, June 30, 2003               52,050,605      $    52,050      $      (571)           --           $        --
                                    ===========      ===========      ===========      ========           ===========

                                                          DEFICIT
                                                        ACCUMULATED
                                     ADDITIONAL          DURING THE
                                      PAID-IN           DEVELOPMENT
                                      CAPITAL              STAGE               TOTAL
                                 ------------------- ------------------- ------------------
                                                         (Restated           (Restated
                                                          - Note 2)           - Note 2)
Balance, June 30, 2002                 $ 2,492,511      $(3,302,998)         $  (767,968)

Issue of common stock for
  services                                 180,481               --              182,267
Common shares returned to
  treasury                                      16               --                   --
Issue of common stock for
  options exercised                         (6,985)              --                  205
Contributed capital by
  shareholders                              75,000               --               75,000
Net loss                                        --       (1,187,150)          (1,187,150)
                                       -----------      -----------          -----------

Balance, June 30, 2003                 $ 2,741,023      $(4,490,148)         $(1,697,646)
                                       ===========      ===========          ===========

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

1. NATURE OF OPERATIONS AND GOING CONCERN

The Company owns FusionPak, a suite of enterprise business software designed for telecommunications, banking and government sectors. The Company is currently working on upgrades to its products and the complete integration of its products into the newest FusionPak version.

Since inception, the Company has suffered recurring losses and net cash outflows from operations. The Company expects to continue to incur substantial losses to complete the development of its business. Since its inception, the Company has funded operations through common stock issuances and related party loans in order to meet its strategic objectives. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options. In order to sustain minimum operations the Company needs to raise a minimum of $500,000 over the next 12 months. It anticipates that it will be able to raise these funds through continued loans from shareholders and the sale of its common stock to accredited investors at a discount from the then trading price at the time of sale. However, at the present time the Company does not have any commitments from shareholders or other potential investors to provide funding to Y3K, except for Cornell Capital Partners, L.P. under an Equity Line of Credit agreement. Additionally, the Company is considering raising the needed funds through an offering under Rule 504 of SEC Regulation D. The Company has also have entered into an Equity Line of Credit Agreement with Cornell Capital Partners L.P. under which it may obtain up to $7,000,000 in equity financing. However, in order to access these funds it needs to register the shares sold to Cornell for resale by it. t the present time it has not filed the necessary registration statement with the SEC but expects to do so in the near future. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and the sale of its products. As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. RESTATEMENT

Subsequent to the issuance of the Company's consolidated financial statements, management became aware that the liability associated with the Company's guarantee of a promissory note payable by Karunga Technology Corp., an arm's length company with whom the Company has entered into a software agreement to develop, license and market software, had not been recorded in the accounts. The inclusion of the note payable in the revised consolidated financial statements has the effect of increasing current liabilities by $400,000 at June 30, 2003, and increasing net loss for the year ended June 30, 2003 by $400,000 ($0.01 loss per share).

3. SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of consolidated financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The consolidated financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Consolidation

These consolidated financial statements include the accounts of the Company and its 100% owned subsidiary, Y3K, Incorporated.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, which is three years. The Company leases equipment that is capitalized. All leases are accounted for in accordance with Financial Accounting Board Statement No. 13 - Accounting for Leases. Amortization expense related to capitalized leases is included with depreciation expense.

Software Development Costs

All software development costs are expensed as incurred. Capitalization of software development costs begins upon the establishment of the Company's ability to provide a product that is readily marketable. Amortization of capitalized software development costs are provided on a product-by-product basis using the straight line method over each product's estimated economic life, which ranges from two to five years.

Software development costs also include capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. The Company did not complete the development of the website and the initial implementation costs were expensed in fiscal 2000.

Revenue Recognition

The Company recognizes revenue and the related costs of sales as products are shipped and title is passed to the customer. The Company provides warranty on product sales for a period of one year. This includes updates and entitles the user to replacement software, if needed, at 20% of the original sales price. After one year, customers can opt for an ongoing maintenance program entitling them to any product upgrades at 20% on the current purchase price.

For extended warranty and continued product update services, revenue is recognized over the term of the maintenance agreement. The subscription period can be no less than quarterly. Revenue related to the services is deferred and recognized as the services are performed in accordance with Statement of Position 97-2 - "Software Revenue Recognition" and related interpretations.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Sales are comprised of gross revenues less provisions for estimated customer returns and other sales allowances. Customer returns are only available within 30 days of the sale and only in the event that the software does not perform as described by the Company. Such return policy will require the customer to write to the Company with the specifics of their claim that the software does not deliver as promised. The related reserve for these provisions is included in "Accounts Receivable, net" in the accompanying consolidated statements of operations. Provisions for estimated returns and sales allowances are established by the Company concurrently with the recognition of revenue and are based on a variety of factors including actual return and sale allowance history and projected economic conditions. The Company has not incurred any significant amount of returns or sales allowances in fiscal 2002, 2001 or 2000. All amounts billed to customers related to shipping and handling are included in revenue. All costs associated with shipping and handling are recognized in cost of sales.

Effective October 2000, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 - "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes our revenue recognition practices are in conformity with the guidelines prescribed in SAB No. 101. There was no effect on the consolidated financial statements related to the adoption of SAB No. 101.

Product Warranty

The Company records product warranty costs in the period in which the work is performed as a cost of sale.

Income Tax

Income taxes are accounted for using an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Generally accepted accounting principles require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of its deferred tax assets will not be realized.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of trade accounts receivables. The Company provides credit in the normal course of business to individuals and businesses and generally does not require collateral or other security.

Management does not anticipate any material adverse effect on the Company's financial position as a result of these credit risks.

Net Loss Per Share

Basic loss per share is calculated on the basis of the weighted average number of common shares outstanding. Diluted loss per share is calculated in the same manner as basic loss per share amounts, except for the effect of the potentially issuable shares resulting from the exercise of outstanding stock options. However, diluted loss per share is the same as basic loss per share as the inclusion of the potentially issuable shares is anti-dilutive.

4. ACQUISITION OF SUBSIDIARY

Effective March 22, 2002, Y3K Secure Enterprise Software, Inc. acquired 100% of the issued and outstanding shares of Y3K Incorporated by issuing 13,100,000 common shares. In addition, the former shareholders of Y3K Incorporated received an additional 4,981,374 common shares in a separate transaction.

A summary of the transaction is as follows:

The outstanding shares of Zeballos prior to the acquisition was 27,688,500. Y3K, Inc., shareholders had common shares of 12,789,792 and preferred shares of 5,291,582 for a total conversion of common shares from Zeballos of 18,081,374. In order for Y3K, Inc., shareholders to receive 18,081,374 shares of Zeballos, 13,100,000 newly issued shares were issued and 4,981,374 shares were received from existing issued and outstanding shares (part of the 27,688,500 common shares issued and outstanding to Zeballos shareholders) of Zeballos common shares.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

4. ACQUISITION OF SUBSIDIARY (Continued)

The transaction resulted in the Zeballos shareholders holding a total of 22,707,126, or 56% of the total issued and outstanding shares of 40,788,500 and Y3K, Inc., shareholders having a total of 18,081,374, or 44% of the total issued and outstanding shares after the close of the acquisition. Even though Y3K shareholders ended up with 44% of the total issued and outstanding shares after the acquisition the former shareholders of Y3K Incorporated did have control as outlined in items (b), (c), and (d) of paragraph 17 of SFAS 141.

- the existence of a large minority voting interest in the combined entity

- control of the board of the combined entity

- domination of the senior management of the combined entity

Accordingly, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Y3K Incorporated of the net assets and liabilities of Y3K Secure Enterprise Software, Inc. Under this purchase method of accounting, the results of operations of Y3K Secure Enterprise Software, Inc. are included in these consolidated financial statements from March 22, 2002.

Y3K Secure Enterprise Software, Inc. had a net asset deficiency at the acquisition date; therefore, the 13,100,000 shares issued on acquisition were issued at fair value of $0 with the net asset deficiency of $25,743 charged to deficit. Y3K Incorporated is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

The acquisition is summarized as follows:

Current Liabilities
     Accounts payable                                     $   25,743
                                                          -------------

Net Asset Deficiency                                      $  (25,743)
                                                          =============

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

5. LOANS PAYABLE (Restated - Note 2)

                                                                            2003         2002
                                                                          --------     --------

     a)   The loan is unsecured, payable on demand, with interest at
          10% per annum (a)                                               $155,666     $155,666

     b)   These loans are unsecured, payable on demand, with interest
          at 12% per annum                                                 328,500       12,500


     c)   Promissory note payable                                          400,000           --
                                                                          --------     --------
                                                                          $884,166     $168,166
                                                                          ========     ========


     a) This note was originally due to a bank based on a line of credit. The line was not paid off on the due date and the loan was subsequently transferred to a collection agency. There has been no contact from that agency over the past year.

     b) There are five private parties comprising the aggregate loan amounts. The single largest party who has a loan in the amount of $287,500 is one of the Company's original investors and a large shareholder. He is a non-related third party who is also an accredited investor. The next largest lender is a private individual with a loan in the amount of $30,000. He is also a non-related third party. The remaining loans are from private individuals in the amounts of $5,000, $3,000 and $3,000 respectively. These individuals are non-related parties.

     c) The promissory note payable arises as a result of the Company's guarantee of the indebtedness of an arm's length company with whom the Company has entered into an agreement to develop, license and market software.


6. CAPITAL LEASE OBLIGATIONS

During the year ended June 30, 2001, the Company defaulted under its obligations and the leased property was repossessed. The lessor has obtained a judgement in the amount of $121,565 which has been recorded in full in the accounts.

7. LEASE COMMITMENTS

The Company is currently leasing space on a month-to-month basis at the rate of $850 per month. The Company had leased office space with leases expiring in March and June 2005. Lease expense charged to operations is $10,350 for the year ended June 30, 2003 (2002 - $215,793). The Company believes that its lease obligations were terminated in June 2002 as the landlord has leased the office space to other tenants. We are unable to estimate the amount of any possible unaccrued loss contingencies, if any, because the landlord has not made demand for any amounts due and has leased the premises to a new tenant. The terms and conditions of the new lease are currently unknown, however, no litigation has been pursued by the landlord for any of the Company's lease obligations. If these two leases were deemed non cancelable to the Company the minimum lease payments for these obligations would be:

2003 $ 208,833 2004 $ 206,193 2005 $ 171,488

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

8. SUPPLEMENTAL CASH FLOW DISCLOSURES

Non-cash investing and financing activities consisted of:

                                                     2003           2002
                                                 -------------- ----------------

Conversion of preferred stock to common stock    $      --      $   2,116,633
                                                 ============== ================

Common stock issued for services                 $    182,267   $      --
                                                 ============== ================

Fair value of unpaid compensation                $      --      $      96,000
                                                 ============== ================


During the year ended June 30, 2002, the Company issued 13,100,000 common shares at a fair value of $0 to acquire 100% of the issued and outstanding shares of Y3K, Incorporated.

No cash was paid for interest for the year ended June 30, 2003 (2002 - $Nil), however, for the year ended June 30, 2002, the Company reversed interest previously accrued totaling $41,019 and related to promissory notes to investors which subsequently were converted to preferred shares.

9. RELATED PARTY TRANSACTIONS

                                 CONSULTING FEES

The Company has consulting agreements with its President, its VP/Secretary, its Treasurer and a major shareholder. Consulting fees paid to these persons for the year ended June 30, 2003 totaled $192,000 (2002 - $104,000 paid). During the year ended June 30, 2002 the agreements provided for monthly, non-accruing compensation at the rate of $5,000 per month per person. During the year the Company did not pay all the consulting fees under the terms of the contracts. The unpaid fees were expensed and credited to additional paid in capital. Commencing July 1, 2003, the consulting agreements were modified to a reduced monthly rate of $4,000 per month per person, with the provision that any unpaid fees would be accrued and continue to be an obligation by the Company until paid. The agreements also provide that upon the Company's obtaining satisfactory cash flows from funding sources or from a revenue stream, the Board of Directors would renegotiate the base rate on the consulting agreements. Unpaid consulting fees to stockholder/officers at June 30, 2003 are as follows:

Mr. King Cole, President and CEO                       $  29,100
Mr. Jim Stephens, VP/Secretary                         $  23,540
Mr. Leon Caldwell, Treasurer                           $  35,000
Mr. Jeffrey Haberman, shareholder and consultant       $  17,990
                                                       ---------

             Total unpaid consulting fees              $ 105,630
                                                       =========

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

10. INCOME TAXES

The provision for deferred income taxes results from temporary differences between financial statement and taxable income. Deferred taxes are classified as current or non-current based on the expected period of realization. The nature and components of temporary differences are as follows:



 Deferred tax assets
      Net operating losses carried forward           $   1,111,800
      Less:  Valuation allowance                        (1,111,800)
                                                     --------------

                                                     $      --
                                                     ==============

The NOL carryforward of $4,064,405 expires beginning in 2020. Because of the inherent uncertainty of the Company generating sufficient taxable income prior to the expiration of the loss carryforward, a valuation allowance has been provided for the entire deferred tax asset.

11. STOCK BASED COMPENSATION

The Company has an incentive stock option plan, which includes substantially all employees. A total of 8,046,514 shares of common stock are subject to the plan. Under the plan, non-statutory stock options and stock purchase rights may be granted to service providers, however, incentive stock options may only be granted to employees. The term of each option will be for no more than ten years from the date of the grant unless an optionee owns stock representing more than 10% of the voting power of the Company, in which case the term will be for five years from the date of the grant. The per share exercise price shall be determined by the administrator of the plan, but in no case shall it be less than fair market value.

The Company applies Accounting Principles Board Opinion No. 25 - Accounting for Stock Issued to Employees in accounting for this plan. Accordingly, no compensation expense has been recognized. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan according to the method prescribed under Statement of Financial Accounting Standards No. 123 - Accounting for Stock Based Compensation Plans, the Company's net loss would not have increased materially for the years ended June 30, 2003 and 2002.

Capital stock is issued to consultants and non-employees from time to time in exchange for services performed for the Company. The Company accounts for valuation of services rendered in accordance with Generally Accepted Accounting Principles (GAAP) and consistent with paragraph 8 of SFAS 123. This treatment of equity stock issuances to non-employees for goods and/or services is based on the fair value of the consideration received or the fair value of the equity securities issued, whichever is more reliably measurable. The cost of the services is charged to

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

11. STOCK BASED COMPENSATION (Continued)

operations and additional paid-in capital is increased by the excess of the cost of the services over the par value of the common stock issued.

During the year the Company issued 1,786,667 shares of common stock for services amounting to $182,267 as follows: Number of Determination of Name/Definition of Service Date Shares Value of Service

Attorney for services on SB-2 Filing               06/02/03          100,000     $15,000 value based on billing
Non-related Individual for Computer work           02/28/03           10,000     $300 Billing at $.03 share
Non-related Individual for Computer work           02/28/03           10,000     $300 Billing at $.03 share
Cornell Capital Partners (1)                       11/20/02        1,555,556     Partial payment for Equity Line
Westrock Advisors (1)                              11/20/02          111,111     Broker introduction to Cornell
                                                                  ----------

   Total Common Shares Issued for services                         1,786,667
                                                                   =========

----------
(1) Cornell and Westrock collectively received stock valued at $.10 per share for an aggregate consideration of $166,667. This is part of the total shares to be issued under the Cornell Equity Line of Credit for $7,000,000. The contract requires an additional 1,555,556 common shares to be issued and the total consideration for the entire contract will be expensed at $280,000 which is the contract agreement. The Equity Line of Credit has been terminated and a new Standby Equity Distribution Agreement was entered into by the Company on January 29, 2004.


Changes in outstanding stock options are as follows:

                                               PRICE            WEIGHTED
                           SHARES              RANGE            AVERAGE
                         -------------- -------------------- -------------

Balance, June 30, 2000           8,750  $        0.40        $    0.40

Granted                     13,484,072        0.0001-0.40         0.02
Exercised                      --                  --               --
Forfeited                      --                  --               --
                         -------------- ------------------ -------------

Balance, June 30, 2001      13,492,822        0.0001-0.40         0.02

Granted                        531,667         0.30-0.40          0.38
Exercised                      --                  --               --
Forfeited                      --                  --               --
                         -------------- ------------------ -------------

Balance, June 30, 2002      14,024,489        0.0001-0.40         0.03

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

11. STOCK BASED COMPENSATION (Continued)

                                                            PRICE            WEIGHTED
                                        SHARES              RANGE            AVERAGE
                                    ---------------- -------------------- ---------------
      Balance, June 30, 2002             14,024,489   $      0.0001-0.40   $        0.03

      Granted                             1,933,138           0.03-0.105            0.05
      Exercised                         (7,761,113)               0.0001          0.0001
      Expired                             (150,000)                 0.20            0.20
                                    ----------------  -----------------    -------------

      Balance, June 30, 2003              8,046,514   $      0.0001-0.40   $        0.08
                                    ================  ==================   =============


As at June 30, 2003, stock options outstanding are as follows:

          OUTSTANDING OPTIONS                          EXERCISABLE OPTIONS                  UNEXERCISABLE OPTIONS

                                    WEIGHTED                                WEIGHTED                          WEIGHTED
     PRICE                          AVERAGE        PRICE                    AVERAGE     PRICE                 AVERAGE
     RANGE             NUMBER        PRICE         RANGE      NUMBER         PRICE      RANGE       NUMBER     PRICE
     -----             ------        ------        -----      ------        -------     -----       -----      -----
$     0.0001        4,838,887   $     0.0001   $    0.0001   2,838,887   $    0.0001    $0.0001    2,000,000   $0.0001
   0.03-0.40        3,207,627           0.19     0.03-0.40   3,207,627          0.19


The value of options granted under the stock option plan during 2000 and 2001 is $Nil. Accordingly, no adjustment would be made to earnings calculated under the alternative method of accounting for stock options described in SFAS No. 123 - "Accounting for Stock Based Compensation".

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

12. COMMITMENTS AND CONTINGENCIES

Strategic Partnerships/Alliances

The Company entered into a Software License and Joint Marketing Agreement with Karunga Technologies Corporation ("Karunga") in October 2001. The agreement provides for a non-exclusive licensing agreement for the Instant Communications System ("ICS") technology developed by Karunga for the Company, with provisions related to negotiating a possible merger or acquisition transaction between the companies. The agreement expires on October 31, 2003. Karunga developed the Y3K Instant Communications System pursuant to a Software Development Agreement between the parties that preceded the current agreement. ICS is primarily a business communication tool that provides fast, intuitive, secure web-based communications. After developing the initial ICS system for YTHK and granting a non exclusive license, the Company and Karunga decided that it would be in their best interests to advance the ICS system for a more sophisticated use within Y3K's suite of other software products referred to as FusionPak. Under the current license agreement, the Company has continued to advance joint development funds to Karunga and expensed them as incurred. YTHK continued to work under the license agreement with the anticipation that a formal purchase agreement of Karunga would be forthcoming and concluded within the license period. The license is set to expire on October 31, 2003. The Company expects Karunga will agree to extend the license agreement until December 31, 2003. with the expectation that sufficient funds would be able to conclude the anticipated acquisition. YTHK does not have an ownership position in Karunga. To date, it has advanced a total of $352,875 toward the continued development and upgrade of the ICS system.

The Company has entered into a Strategic Alliance Agreement and a Licensing Agreement with Market Matrix, Inc., a non-related third party, in an arm's length company. The Company has obtained the rights in perpetuity in a non-exclusive agreement to license and brand the Commerce Manager software. The Agreement calls for the mutual marketing of the Commerce Manager and the Company's Market Portal and the integration of the two products.

Loan Guarantee

The Company has guaranteed a note payable by Karunga Technologies Corporation to arm's length third parties, which, together with accumulated interest to June 30, 2003, totaled approximately $400,000. The note was due March 31, 2003, however, to date, the lenders have taken no action with regard to the guarantee. The Guarantee and the note are unsecured obligations. The Company believes that in the event it is required to make any payment to the third party holders of the promissory note, it would have recourse Karunga Technologies Corporation for any amounts paid under the guarantee on behalf of Karunga. There is no written agreement providing for such recourse, but the Company believes that under both Washington state law and Utah state law it would have recourse against Karunga. The Company has expensed the principal amount of the note, $400,000, in its financials and set up the liability to the beneficiary of the note.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

12. COMMITMENTS AND CONTINGENCIES (Continued)

Equity Line of Credit Agreement

On August 15, 2002 we entered into the Equity Line of Credit Agreement with Cornell Capital, Inc., ("Cornell") which provided the opportunity for us to obtain up to $7,000,000 in equity financing through August 15, 2004. In order to have access to the funds available under the equity line of credit we are required to register the shares that we sell to Cornell so that it can resell those shares without restriction. In the near future we expect to prepare and file a Form SB-2 Registration Statement seeking to register 25,000,000 shares of our common stock that we believe will be sufficient for us to obtain the entire $7,000,000 in financing made available to us under the Equity Line of Credit Agreement.

The amount of financing available to us under the Equity Line of Credit will be determined in part by our share price in the public securities markets. We can obtain up to $300,000 in equity financing in any month by providing notice to Cornell of our intention to take an advance under the equity line of credit. We set the price for the shares that we are required to issue to Cornell to obtain the amount of the advance requested. However, if the closing price for our shares falls below the price we set in the notice in any of the five trading days following our issuance of the notice, then we are required to reduce the amount of the requested draw on a pro rata basis. Upon receipt of the shares, Cornell is required to provide us with the amount of funding requested, less a discount to Cornell of 6%. This discount will be reflected as a reduction in the paid in capital for sales in excess of the par value of the stock. The shares we issue to Cornell will not be restricted and, subject to a restriction in the Equity Line of Credit Agreement that it must sell the shares in an orderly fashion, Cornell may immediately begin to sell some or all of the purchased shares into the marketplace. There is no requirement by the Company to repurchase any of its common shares, either in the marketplace or repurchase back from Cornell. So long as we continue to meet certain conditions under the Equity Line of Credit Agreement we may periodically draw down on the line of credit for the next 24 months, or until we have taken the maximum of $7,000,000 that is available to us under the Equity Line of Credit Agreement.

Y3K intends to use this type of financing sparingly since credit line draws will increase the number of our issued and outstanding shares, therefore is likely to have a dilutive effect on our existing shareholders. Further, until the trading price for our common stock is higher, taking an advance under the Equity Line of Credit will require the issuance of a substantial number of shares to obtain even a minimal amount of funding under the Equity Line of Credit.

We are actively pursuing alternative sources of financing from investment banking, venture capital and other similar types of organizations. At the present our Agreement with Cornell Capital is the only such agreement available at this time.

13. SUBSEQUENT EVENT

Promissory Note Payable

On April 2, 2004, the Company issued a new promissory note to the note holder in the amount of $492,195. The new note is convertible, at the holder's option, into shares of the Company at the current market price. The new note calls for monthly payments in the amount of $50,000 per month beginning May 1, 2004, with the balance to be paid in full on or before December 1, 2004. The new note bears interest at the rate of 7.0% per annum.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEET
                                December 31, 2003

-------------------------------------------------------------------------------------------------------
                                                                        DECEMBER 31        JUNE 30
                                                                            2003             2003
-------------------------------------------------------------------------------------------------------
ASSETS                                                                    (Restated
                                                                           -Note 2)
Current
     Cash                                                               $      2,813    $        653
      Lease Security Deposit                                                   3,165              -
                                                                        --------------- ---------------
Capital Assets                                                                 2,401           4,769
                                                                        --------------- ---------------

                                                                        $      8,379    $      5,422
=======================================================================================================
LIABILITIES

Current

     Accounts payable and accrued liabilities                           $    612,038    $    697,337
     Loans payable - Note 3                                                1,048,166         884,166
     Capital lease obligations                                               121,565         121,565

                                                                        --------------- ---------------

                                                                           1,781,769       1,703,068
                                                                        --------------- ---------------
SHAREHOLDERS' DEFICIENCY

Share Capital
     Authorized:
         200,000,000 common shares, par value $0.001 per share

    Issued and outstanding:
          69,456,640 common shares at December 31, 2003 and
          52,050,605 June 30, 2003                                            69,457          52,050
    Share subscriptions receivable                                           (15,280)          (571)
    Additional paid-in capital                                             3,905,145       2,741,023


Deficit                                                                   (5,732,712)     (4,490,148)
                                                                        --------------- ---------------

                                                                          (1,758,110)     (1,697,646)
                                                                        --------------- ---------------

                                                                        $      8,379    $      5,422
=======================================================================================================

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                                December 31, 2003

-----------------------------------------------------------------------------------------------------------------------
                                         Three Months Ended                 Six Months Ended          Inception To
                                             December 31                      December 31             December 31

                                        2003            2002             2003             2002            2003
-----------------------------------------------------------------------------------------------------------------------
                                                                                                      (Restated
                                                                                                       -Note 2)
Revenues                                      --              431              --              431             138,833
Expenses                                 994,209          342,014       1,210,757          508,845           5,773,803
                                   ------------------------------------------------------------------------------------
Operating Loss                          (994,209)        (341,583)     (1,210,757)        (508,414)         (5,634,970)
Other Income (Expense)                   (21,809)              --         (31,807)              --             (71,999)
                                   ------------------------------------------------------------------------------------
Net Loss For Period                   (1,016,018)        (341,583)     (1,242,564)        (508,414)         (5,706,969)
                                   ====================================================================================

Net Loss Per Share                      $(.02)            Nil               $(.02)          $(.01)
=======================================================================================================

Weighted Average Number of Common
Shares Outstanding                      63,188,245       51,946,280       63,188,245      51,946,280
=======================================================================================================

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                December 31, 2003

-----------------------------------------------------------------------------------------------------------------------
                                                                                                            INCEPTION
                                                                                                             MARCH 19
                                                            Three Months Ended      Six Months Ended          1999 TO
                                                               December 31             December 31          DECEMBER 31
                                                            2003        2002        2003          2002          2003
-----------------------------------------------------------------------------------------------------------------------
                                                                                                             (Restated
                                                                                                              -Note 2)
Cash Flows From Operating Activities
     Net loss                                         $  (1,016,018)  (341,583)   (1,242,564)  (508,414)    (5,706,969)

Adjustments To Reconcile Net Income To Net Cash
  From Operating Activities
     Fair value of unpaid compensation                           --                       --                    96,000
     Depreciation and amortization                            1,184      1,184         2,368      2,368         41,111
     Write off leasehold improvements                            --                       --                    14,881
     Write off notes receivable                                  --                       --                    48,000
     Loss related to loan guarantee                                                                            400,000
     Write off investment                                        --                       --                    25,000
     Loss from default under equipment leases                    --                       --                   142,955
     Stock issued for other than cash                       682,514    166,667       826,358    166,667      1,126,752
     Lease deposit                                               --         --        (3,165)        --         (3,165)
      Change in payables and accrued liabilities            -48,265    151,570       -56,245    313,525        700,126
                                                     ------------------------------------------------------------------
                                                           (380,585)   (22,162)     (473,248)   (25,854)    (3,115,309)
                                                     ------------------------------------------------------------------
 Cash Flows From Investing Activities
     Purchase of equipment and property                          --                       --                  (151,470)
     Advances on notes receivable                                --         --            --         --        (40,000)
     Investment in Humanicom, Inc.                               --         --            --         --        (25,000)
                                                     ------------------------------------------------------------------
                                                                 --         --            --         --       (216,470)
                                                     ------------------------------------------------------------------

Cash Flows From Financing Activities
       Loans payable                                         97,000         --       164,000         --        648,166
       Share subscriptions receivable                       (14,709)      (571)      (14,709)      (571)       (15,280)
       Principal payments on capital leases                      --         --            --         --        (20,970)
       Capital contribution from Shareholder                     --     75,000            --     75,000         75,000
       Issuance of common stock for cash                    276,727        776       326,117        776        531,043
       Advance on purchase of Karunga                                  (50,000)                 (50,000)            --
       Issuance of preferred stock                               --         --            --         --      2,116,633
                                                     ------------------------------------------------------------------
                                                            359,018     25,205       475,408     25,205      3,334,592
                                                     ------------------------------------------------------------------

Net Increase (Decrease) In Cash And Cash Equivalents
                                                            (21,567)     3,043         2,160       (649)         2,813

Cash And Cash Equivalents, Beginning Of Period               24,380      7,030           653     10,722             --
                                                     ------------------------------------------------------------------

Cash And Cash Equivalents, End Of Period             $        2,813     10,073         2,813     10,073          2,813
=======================================================================================================================

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

1. BASIS OF PRESENTATION

The unaudited consolidated financial statements as of December 31, 2003 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these consolidated financial statements be read in conjunction with the June 30, 2003 audited financial statements and notes thereto.

2. RESTATEMENT

Subsequent to the issuance of the Company's consolidated financial statements, at June 30, 2003 management became aware that the liability associated with the Company's guarantee of a promissory note payable by Karunga Technology Corp., an arm's length company with whom the Company has entered into a software agreement to develop, license and market software, had not been recorded in the accounts. The inclusion of the note payable in the revised consolidated financial statements at June 30, 2003 has the effect of increasing current liabilities by $400,000 at December 31, 2003, and increasing the accumulated loss at December 31, 2003 by $400,000.

3. ACQUISITION OF SUBSIDIARY

Effective March 22, 2002, Y3K Secure Enterprise Software, Inc. acquired 100% of the issued and outstanding shares of Y3K Incorporated by issuing 13,100,000 common shares. In addition, the former shareholders of Y3K Incorporated received an additional 4,981,374 common shares in a separate transaction.

A summary of the transaction is as follows:

The outstanding shares of Zeballos prior to the acquisition was 27,688,500. Y3K, Inc., shareholders had common shares of 12,789,792 and preferred shares of 5,291,582 for a total conversion of common shares from Zeballos of 18,081,374. In order for Y3K, Inc., shareholders to receive 18,081,374 shares of Zeballos, 13,100,000 newly issued shares were issued and 4,981,374 shares were received from existing issued and outstanding shares (part of the 27,688,500 common shares issued and outstanding to Zeballos shareholders) of Zeballos common shares.

The transaction resulted in the Zeballos shareholders holding a total of 22,707,126, or 56% of the total issued and outstanding shares of 40,788,500 and Y3k, Inc., shareholders having a total of 18,081,374, or 44% of the total issued and outstanding shares after the close of the acquisition. Even though Y3k shareholders ended up with 44% of the total issued and outstanding shares after the acquisition the former shareholders of Y3K Incorporated did have control as outlined in items (b), (c), and (d) of paragraph 17 of SFAS 14.

- the existence of a large minority voting interest in the combined entity

- control of the board of the combined entity

- domination of the senior management of the combined entity

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

Accordingly, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Y3K Incorporated of the net assets and liabilities of Y3K Secure Enterprise Software, Inc. Under this purchase method of accounting, the results of operations of Y3K Secure Enterprise Software, Inc. are included in these consolidated financial statements from March 22, 2002.

Y3K Secure Enterprise Software, Inc. had a net asset deficiency at the acquisition date, therefore, the 13,100,000 shares issued on acquisition were issued at fair value of $0 with the net asset deficiency of $25,743 charged to deficit. Y3K Incorporated is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

The acquisition is summarized as follows:

Current Liabilities
    Accounts payable                            $     25,743
                                               --------------
Net Asset Deficiency                            $    (25,743)
                                               ==============

4. LOANS PAYABLE

The Loans Payable are due to various entities and individuals as follows:

     Loans from shareholders with unsecured demand notes at 12% per annum       $322,500
     Loan due to bank - defaulted in year 2001 (unsecured)                       155,666
     Loan due to Cornell Capital, Inc. *                                         150,000
     Promissory note payable**                                                   400,000
     Loan due to private party                                                    20,000
                                                                              ----------
          Total Loans Payable                                                 $1,048,166
                                                                              ==========

----------
* 1,555,556 common shares were issued to Cornell Capital, Inc., as security for the $150,000 loan bearing interest at 12% per annum until paid.

** The promissory note payable arises as a result of the Company's guarantee of the indebtedness of an arms lenght Company with whome the Company has entered into an agreement to develop, license and market software.

                         FOX COMMUNICATIONS CORPORATION
                              FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2003

                         FOX COMMUNICATIONS CORPORATION



                                    CONTENTS


PAGE                 1        INDEPENDENT AUDITORS' REPORT

PAGE                 2        BALANCE SHEET AS OF DECEMBER 31, 2003

PAGE                 3        STATEMENTS OF OPERATIONS FOR THE TWO YEARS ENDED
                              DECEMBER 31, 2003 AND 2002

PAGE                 4        STATEMENTS OF CHANGES IN STOCKHOLDERS'
                              DEFICIENCY FOR THE PERIOD FROM JANUARY 1, 2002 TO
                                DECEMBER 31, 2003

PAGE                 5        STATEMENTS OF CASH FLOWS FOR THE TWO YEARS ENDED
                              DECEMBER 31, 2003 AND 2002

PAGES             6 - 16      NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31,
                              2003

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
Fox Communications Corporation

We have audited the accompanying balance sheet of Fox Communications Corporation as of December 31, 2003 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fox Communications Corporation as of December 31, 2003 and the results of their operations and their cash flows for each of the two years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company's cumulative losses from operations of $6,975,548, working capital deficiency of $6,116,895 and stockholders' deficiency of $6,415,509, raise substantial doubt about its ability to continue as a going concern. Additionally, as noted in Note 3 the Company has a current liability for state taxes in the amount $4,309,630 for which it does not have the funds to settle. Management's Plan in regards to these matters is also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/De Leon & Company, P.A.
--------------------------
De Leon & Company, P.A.

Pembroke Pines, Florida
March 26, 2004

                         FOX COMMUNICATIONS CORPORATION

                                  BALANCE SHEET




December 31,
--------------------------------------------------------------------

                                     ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                    $     148,009
     Accounts receivable, net of allowance of $146,273                  583,621
     Prepaid expenses                                                    47,238
                                                                  --------------
TOTAL CURRENT ASSETS                                                    778,868
                                                                  --------------
                                                                          36,069
DEPOSITS
PROPERTY AND EQUIPMENT, NET                                             495,932
                                                                  --------------
TOTAL ASSETS                                                      $   1,310,869
                                                                  ==============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
     Accounts payable and accrued liabilities                     $     949,839
     Taxes payable                                                    4,309,630
     Deposits and advance billings                                      268,512
     Current portion of long-term debt                                1,367,782
                                                                  --------------
TOTAL CURRENT LIABILITIES                                             6,895,763
                                                                  --------------
                                                                         830,615
LONG-TERM DEBT, net of current portion


TOTAL LIABILITIES                                                     7,726,378
                                                                  --------------

STOCKHOLDERS' DEFICIENCY
     Common stock, $2 par value, 100,000 shares authorized,
         3,920 issued and outstanding                                     7,840
     Paid in capital                                                    552,199
     Accumulated deficit                                             (6,975,548)
                                                                  --------------
TOTAL STOCKHOLDERS' DEFICIENCY                                       (6,415,509)
                                                                  --------------

                                                                  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                    $   1,310,869
                                                                  ==============

   The accompanying notes are an integral part of these financial statements

                              FOX COMMUNICATIONS CORPORATION

                                 STATEMENTS OF OPERATIONS


Years ended December 31,                               2003             2002
------------------------------------------------------------  ---------------

REVENUES                                    $    15,813,491   $   14,149,632

COST OF REVENUES                                  7,031,233        6,371,168
                                            ----------------  ---------------

GROSS MARGINS                                     8,782,258        7,778,464

OTHER OPERATING EXPENSES
         Selling expenses                         3,231,106        3,606,628
         General and administrative               4,519,757        4,506,761
                                            ----------------  ---------------

INCOME BEFORE OTHER INCOME (EXPENSES)             1,031,395        (334,925)
                                            ----------------  ---------------
OTHER INCOME (EXPENSE)
         Interest income                             37,230           66,547
         Interest expense                          (189,098)        (315,812)
         Miscellaneous and other expenses          (855,570)      (1,237,881)
                                            ----------------  ---------------

TOTAL OTHER EXPENSE                              (1,007,437)      (1,487,146)
                                            ----------------  ---------------

NET INCOME (LOSS)                           $        23,958   $   (1,822,071)
                                            ----------------  ---------------

NET EARNINGS (LOSS) PER SHARE, BASIC
  INCOME (LOSS) FROM CONTINUING OPERATIONS  $          6.11   $      (464.81)
                                            ================  ===============

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                  3,920            3,920
                                            ================  ===============


   the accompanying notes are an integral part of these financial statements

                         FOX COMMUNICATIONS CORPORATION

                     STATEMENTS OF STOCKHOLDER'S DEFICIENCY

            FOR THE PERIOD FROM JANUARY 1, 2002 TO DECEMBER 31, 2003

                                                             Paid-In       Accumulated     Stockholder's
                                  Shares        Amount       Capital         Deficit          Deficit
---------------------------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 2002             3,920   $    7,840   $    552,199  $   (5,177,435)   $  (4,617,396)

NET LOSS                                                                    (1,822,071)      (1,822,071)
---------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2002           3,920        7,840        552,199      (6,999,506)      (6,439,467)

NET INCOME                                                                      23,958           23,958
---------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2003           3,920   $    7,840   $    552,199  $   (6,975,548)   $  (6,415,509)
                                ===========  ===========  ============= ================  ===============



   the accompanying notes are an integral part of these financial statements

                         FOX COMMUNICATIONS CORPORATION
                            STATEMENTS OF CASH FLOWS

Years ended December 31,                                                               2003                2002
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                                    $       23,958     $    (1,822,071)
         Adjustments to reconcile net income to net cash provided by operating activities:
                 Depreciation                                                        307,864             522,420
                 Provision for bad debts                                              68,073              28,430
                 Write off of related parties, net                                   830,731                   0
                 Loss on sale of capital assets                                      201,394              22,195
                 Write down of investment in equity securities                       600,000                   0
         Changes in assets and liabilities:
                 Decrease in accounts receivable                                     151,856             881,104
                 Increase in prepaid expenses and other assets                        37,290              14,597
                 Increase in taxes payable                                         1,147,580           2,024,678
                 (Decrease) increase in accounts payable                            (317,809)            157,843
                 Decrease in accrued liabilities                                    (740,770)           (367,735)
                 (Decrease) increase in deposits and advance billings               (261,082)             68,253
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          2,049,085           1,529,714
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of property and equipment                                         (299,763)            (65,726)
         Advances from related parties                                                     0             213,337
         Proceeds from sale of property and equipment                                 91,000               3,689
         Purchase of equity securities                                                     0            (600,000)
------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                               (208,763)           (448,700)
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Principal payments on advances from Windsor Investors, LLC               (1,320,000)         (1,180,000)
         Advances from Windsor Investors, LLC                                        139,909             224,487
         Principal payments on long-term debt                                        (59,489)            (43,445)
         Proceeds from related party notes                                                 0              50,000
         Principal payments on related party notes                                  (478,158)           (132,453)
         Principal payments on capital lease obligations                            (184,809)           (189,474)
------------------------------------------------------------------------------------------------------------------
NET CASH USED BY FINANCING ACTIVITIES                                             (1,902,547)         (1,270,885)
------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 (62,225)           (189,871)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                         210,234             414,800

------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                        $      148,009     $       224,929
------------------------------------------------------------------------------------------------------------------

    the accompanying notes are an integral part of these financial statements

                  FOX COMMUNICATIONS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 2003


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) ORGANIZATION

Fox Communications Corporation formerly Phonelink, Inc. ("Fox" or the "Company") is in the business of providing business and residential long distance telephone service, cellular airtime, internet dial up, web design, web hosting services, and paging and equipment sales. Fox was incorporated in the state of Washington on January 5, 1989.

(B) USE OF ESTIMATES

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) CASH AND CASH EQUIVALENTS

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company's accounts receivable, accounts payable and accrued liabilities approximates fair value due to the relatively short period to maturity for these instruments.

(E) Income Taxes

The Company has elected S corporation status under the Internal Revenue Code, pursuant to which the results flow through the corporation for inclusion on the individual stockholders' personal income. Accordingly, no provision for income taxes has been made in the financial statements.

(F) Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                         FOX COMMUNICATIONS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2003


(G) LOSS PER SHARE

Basic and diluted net income (loss) per common share for all periods presented is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". There were no common stock equivalents at December 31, 2003 and 2002.

(H) BUSINESS SEGMENTS

The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

(I) REVENUE RECOGNITION

Revenues from short-term contracts are recognized as services are provided. To the extent that billings include amounts relating to services yet to be provided, such amounts are deferred and reported as advance billings.

(J) ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company records an allowance for doubtful accounts in such amounts as considered sufficient to absorb future estimated losses. The amount of the allowance is based on a general reserve, in light of current economic conditions and other pertinent factors. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

(K) LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the asset's fair value.

(L) PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is provided over related assets' estimated useful lives of primarily two to 10 years utilizing straight-line depreciation. Replacements and betterments that significantly extend asset lives are capitalized. Maintenance and repairs are charged to expense as incurred.

                         FOX COMMUNICATIONS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2003


NOTE 2     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at December 31, 2003:

Property and Equipment


December 31,                                                              2,003
--------------------------------------------------------------------------------

Switch equipment                                                    $ 1,849,451
Computer and related equipment                                          913,815
Furniture and fixtures                                                   69,311
Leasehold improvements                                                   54,196
Office equipment                                                          7,323
Automobiles                                                               3,351
--------------------------------------------------------------------------------
                                                                       2,897,447
Accumulated depreciation                                             (2,401,515)
--------------------------------------------------------------------------------
Propery and equipment, net                                          $   495,932
--------------------------------------------------------------------------------

Depreciation expense for the years ended December 31, 2003 and 2002 was $307,864 and $522,420, respectively.

NOTE 3  TAXES PAYABLE

Utility taxes billed to and collected from customers, but not remitted to the various state and local jurisdictions, were estimated by the Company and recorded as taxes payable. Approximately $3,900,000 of the estimated taxes are delinquent at December 31, 2003, The Company has also accrued approximately $409,000 of penalties associated with this liability. The Company is in the process of registering with the Secretary of State and Public Utility Commission in the applicable states to arrange a settlement of these obligations.


NOTE 4 NOTE PAYABLE

December 31,                                                             2,003
-------------------------------------------------------------------------------
Note payable, unsecured with interest at 8%. Principal and         $ 2,198,397
interest due monthly. Advances from Windsor Investors, LLC,
guaranteed by shareholder, with interest at prime plus 1%
(6% at December 31, 2001). Principal payments of $110,000
plus interest due monthly. Note holder became the interim
President and CEO of Who's Calling, Inc. in April 2003.
                                                                   ------------
Less current portion                                                 1,367,762
-------------------------------------------------------------------------------
Long-term debt, net                                                $   830,635
-------------------------------------------------------------------------------

The aggregate maturities of debt for each of the five years subsequent to December 31, 2003, are as follows:

Year ending December 31,
-------------------------------------------------------------------------------
                                                                2004  1,367,762
                                                                2005    830,635
-------------------------------------------------------------------------------
Total                                                                 2,198,397
-------------------------------------------------------------------------------

                         FOX COMMUNICATIONS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2003


NOTE 5  RELATED PARTIES

       Receivables from related parties consist of the following

December 31,                                                     2003
----------------------------------------------------------------------

Receivable from stockholder, interest at 6.18%.           $   127,413
Unsecured with monthly principal payments and a balloon payment due on January 1, 2006. The related interest income was approximately $7,200 and $7,000 for the years ended December 31, 2003 and 2002.

Receivable from stockholder, interest at 6%, unsecured,       366,259
with the balance due on August 31, 2005. The related
interest income was approximately $30,300 and $10,700
for the years ended December 31, 2003 and 2002.
----------------------------------------------------------------------
                                                              493,672
Less allowance for bad debt                                  (493,672)
----------------------------------------------------------------------
Receivables from related parties, net                     $         0
----------------------------------------------------------------------


The Company's founder owns 100% of the common stock of the Company and also owns a majority of the common stock of Who's Calling, Inc. ("WCI"), an enhanced service provider, who is an agent of the Company for the sale of long distance telecommunications services. The Company remits to WCI, 20% of proceeds received from the sale of long distance services by WCI as commissions for agency services. The Company reports these long distance sales as revenues and charges the agent commissions to selling expenses. In 2003, the Company billed $9,699,818 for long distance services sold by WCI and remitted $3,746,927 in agent commissions to WCI. At December 31, 2003 the Company owned 600,000 shares in WCI which have been fully reserved.

Additionally, the Company and Who's Calling share several facility and capital leases. These transactions are tracked in related party accounts payable and receivable and are netted for presentation purposes as the two companies have agreed to a right of offset. At December 31, 2003, the Company had net receivables from Who's Calling of $56,398 which have been fully reserved.

NOTE 6  EMPLOYEE BENEFIT PLAN

The Company participates in a 401(k) profit sharing ("the Plan") which covers all full time Company employees who have one year of service and are age 21 or older. The Company matches 25% of the employee contribution on the first 10% of compensation contributed by the employee. Profit sharing contributions by the

                         FOX COMMUNICATIONS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2003

Company to the Plan are discretionary. Discretionary contributions are fully vested after 4 years in the Plan or partially vested at different intervals based upon years in the Plan. Company contributions to the Plan were $6,200 and $9,000 for the years ended December 31, 2003 and 2002 respectively.

NOTE 7  GOING CONCERN

As reflected in the accompanying financial statements, the Company's cumulative losses of $6,975,548, and its working capital deficiency of $ 6,116,895 and stockholders' deficiency of $6,415,509, raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

In 2002, the Company negotiated with its primary lender an extension and revision of the terms of its existing debt obligations. The agreement escalated payments, reaching a maximum monthly payment of $110,000 per month, to be applied as repayment of the $4.2 million outstanding debt. The term of the note was extended through 2005. The Company's sole shareholder and CEO has made a continuing commitment to the growth of the Company by advancing funds and providing his personal guarantee on the Company's term debt.

In addition, Management continues to follow its plan of focused and managed expense spending and increasing revenue growth by increasing sales efforts of conferencing services and implementing additional telecommunications services. Partnerships with outside sales agents and strategic alliances are also being formulated with a focus on revenue, gross profit and improving the Company's customers' experience. Management believes that implementation of this plan will provide sufficient liquidity for the Company to fund current operating expenses and meet the revised debt payment schedule.

NOTE 8 SUBSEQUENT EVENTS

On January 14, 2004, Y3K Secure Enterprise Software, Inc. ("Y3K"), through its wholly owned subsidiary Ecuity Holdings, Inc., a Washington corporation ("Ecuity"), purchased a substantial portion of the assets ("Assets") of Fox Communications, Inc. ("Fox") and assumed the liabilities. The purchase price for the Assets is $3,775,000 in cash payable by Ecuity and 6,775,775 shares of Y3K common stock. Based on the closing bid price for Y3K's on January 14, 2004, the shares issued to Fox in conjunction with the transaction have been valued at $1,151,882. Y3K paid $100,000 of the cash portion of the purchase price at closing and the balance of $3,675,000 is to be paid pursuant to the terms of a promissory note ("Note") issued to Fox by Ecuity. The Note calls for payments of the following amounts and on the following dates:

January 20, 2004       $    50,000
February  5, 2004      $   150,000
March 5, 2004          $   150,000
April 5, 2004          $ 2,125,000
August 15, 2004        $ 1,200,000

Payment of the Note is secured by all of the Assets and pursuant to a Stock Pledge Agreement by the issued and outstanding shares of Ecuity, all which shares are held by Y3K. In addition, Y3K is a guarantor of the Note pursuant to a Parent Guaranty agreement between Y3K and Fox. The assets acquired by Y3K include the competitive local exchange carrier ("CLEC") consisting of a customer base of 18,000 residential and business customers, conferencing and ISP operations, voice over internet protocol services, fully functioning customer

                         FOX COMMUNICATIONS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2003


service and billing capabilities. Additionally, the purchase/sale included the recently upgraded Network Operations Center.

The Assets acquired by Y3K include were principally those Fox Assets that are necessary for the complete integration of Fox's business into Ecuity. The Assets acquired include:

o Certain fixed assets and equipment, as well as any and all permits, licenses, consents and approvals held by Fox which are assignable to Ecuity.

o All of Fox's right, title and interest in and to a number of websites, including foxinternet.com, as well as any other tangible or intangible assets of Fox used or useful in the continuation of the Fox operations by Ecuity.

Emerging Issues Task Force # 98-3 ("EITF 98-3")titled "Determining whether a nonmonetary transaction involves receipt of productive assets or of a business" provided the guidance for recording the transaction with FOX as an acquisition of a business. In accordance with EITF 98-3 there are three elements that when met determines that a nonmonetary exchange is an acquisition of a business. These three elements are as follows:

1) Inputs - Necessary assets to continue the business are transferred Such as long lived assets, intangible assets, ability to access materials, and employees

2) Processes - The existence of systems, standards, protocols, conventions and rules that act to define processes necessary for operations are transferred.

3) Outputs - The ability to obtain access to the customers that purchase the Output of the transferred assets.

The sale of the assets has met the above requirements as follows:

1) The sale included the fixed assets (local exchange carrier) to provide Services to 18,000 customers, the network operations center, permits, licenses Approvals, web sites, operations personnel, and the use of the FOX name.

2) The sale included the software, systems and protocols necessary to serve the existing customer base.

3) The sale included the rights to service FOX's customer base including FOX's customer list and source of referrals for new business.

Upon the completion of the sale the Y3K Secure Enterprise Software, Inc. was able to Continue to provide the services that FOX was providing without any interruptions.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

                  PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS



                                  JUNE 30, 2003

                                       AND

                                DECEMBER 31, 2003

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

          INTRODUCTION TO PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

           AS AT JUNE 30, 2003, AND FOR THE YEAR ENDED JUNE 30, 2003


The following unaudited pro-forma consolidated balance sheet, pro-forma consolidated statement of operations and explanatory notes give effect to the acquisition of assets of Fox Communications, Inc. ("Fox") by Y3K Secure Enterprise Software, Inc. ("Y3K"). The year-end of Fox is December 31, and the year-end of Y3K is June 30, therefore in order to arrive at the pro-forma statement of operations for the year-ended June 30, 2003 for Fox, the total of Fox's statement of operations for the 6 months period ended December 31, 2002 was added to the 6 month period ended June 30, 2003.

The pro-forma consolidated balance sheet, pro-forma consolidated statement of operations and explanatory notes are based on the estimates and assumptions set forth in the explanatory notes. This pro-forma consolidated balance sheet and the pro-forma consolidated statement of operations have been prepared utilizing the historical financial statements of Fox and Y3K and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this filing.

The pro-forma consolidated statement of operations has been prepared as if the acquisition had been consummated on July 1, 2002 under the purchase method of accounting and carried through to June 30, 2003.


This pro-forma consolidated financial data is provided for comparative purposes only, and does not purport to be indicative of the actual financial position or results of operations had the acquisition occurred at the beginning of the fiscal period presented, nor are they necessarily indicative of the results of future operations.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

                      PRO-FORMA CONSOLIDATED BALANCE SHEET

                                  JUNE 30, 2003

--------------------------------------------------------------------------------------------------------------
                                       Y3K SECURE          FOX
                                       ENTERPRISE     COMMUNICATIONS          PRO-FORMA         COMBINED
                                     SOFTWARE, INC.        INC.              ADJUSTMENTS        PRO-FORMA
--------------------------------------------------------------------------------------------------------------
ASSETS
Current
      Cash                        $          653         38,106                                     38,759
      Accounts receivable                             1,062,831                                  1,062,831
      Prepaid expenses                                   34,391                                     34,391
                                  ----------------------------------------------------------------------------
Total Current Assets                         653      1,135,328                                  1,135,979

Fixed Assets, Net                          4,769        352,226             365,000    (1)         721,995
                                  ----------------------------------------------------------------------------

Deposits and Investments                                627,366            (600,000)   (1)          27,366
Subscriber List                                                           4,083,381    (1)       3,278,469
Amortization of List                                                       (804,912)   (2)
Total Assets                      $        5,422      2,114,920           3,043,469              5,163,811
==============================================================================================================

LIABILITIES
Current
   Accounts payable  and
   accrued liabilities            $      697,337      2,864,774          (1,033,605)   (1)       2,528,506
   Loans payable                         884,166                          3,391,554    (1)       4,275,720
   Taxes payable                                      1,834,840          (1,834,840)   (1)
   Deposits and
    advanced billings                                   519,548                                    519,548
   Current portion
    of capital leases                    121,565      1,318,290          (1,155,000)   (1)         284,855
                                  ----------------------------------------------------------------------------
Capital leases, long term
 portion                                                820,000            (769,035)   (1)          50,965
                                  ----------------------------------------------------------------------------

Total Liabilities                      1,703,068      7,357,452          (1,400,926)   (1)       7,659,594

SHAREHOLDERS' EQUITY

Common stock                              52,050          7,840              (1,065)   (1)          58,825
Subscription receivable                     (571)                                                     (571)
Additional paid-in capital             2,741,023        552,199            (552,199)   (1)       2,741,023
Accumulated deficit                   (4,490,148)    (5,802,571)          4,997,659 (1)(2)      (5,295,060)
                                  ----------------------------------------------------------------------------
Total stockholders' equity            (1,697,646)    (5,242,532)          4,444,395             (1,690,871)
                                  ----------------------------------------------------------------------------
Total liabilities and
stockholders' equity              $         5,422     2,114,920          3,043,469               5,163,811
==============================================================================================================

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 2003

                                          Y3K                      FOX
                                       ENTERPRISE             COMMUNICATIONS             PRO-FORMA           COMBINED
                                     SOFTWARE, INC.                INC.                 ADJUSTMENTS          PRO-FORMA
                                  ----------------------------------------------------------------------------------------

Revenue                           $          2,389              15,331,374                                   15,331,374
Cost of sales                                                    7,574,211                                    7,574,211
                                  ----------------------------------------------------------------------------------------
Gross profit                                 2,389               7,754,774                                    7,757,163

 Operating expenses                        761,171               9,284,333            (804,912)    (2)       10,850,416
 Write off of guarantee                    400,000                                                              400,000
                                  ----------------------------------------------------------------------------------------
Total expenses                           1,161,171               9,284,333            (804,912)              11,250,416
                                  ----------------------------------------------------------------------------------------

 Operating income (loss)                (1,158,782)             (1,529,559)           (804,912)    (2)       (3,493,253)
                                  ----------------------------------------------------------------------------------------

Other income (expense)                                          (1,237,750)                                  (1,237,750)
Interest (expense)                         (28,368)               (240,837)                                    (269,205)
Interest income                                                     50,177                                        50,177
                                  ----------------------------------------------------------------------------------------
                                           (28,368)             (1,428,410)                                  (1,456,778)
                                  ----------------------------------------------------------------------------------------

Net income (loss)                 $     (1,187,150)             (2,957,969)           (804,912)    (2)       (4,950,031)
==========================================================================================================================

Net (Loss) Per Share                                                                                              $(.09)
==========================================================================================================================

Weighted Average Number of
  Common Shares Outstanding                                                                                  54,896,419
==========================================================================================================================

(1) The adjustments to the pro-forma June 30, 2003 balance sheet are required to remove the assets and liabilities not acquired and the equity from the Fox financial statements as follows:

      Adjust fixed assets to market value                           $   365,000
      Remove investment not transferred                                (600,000)
      Assigned value to subscriber list                               4,083,381
      Less: Amortization                                               (804,912)
      Reduction of liabilities not assumed:
      Accounts Payable                                                1,033,605
      Taxes Payable                                                   1,834,840
      Capital lease obligations                                       1,924,035
      Issuance of Loan Payable for Acquisition (see Note 3)          (3,391,554)
                                                                    -----------
        Total                                                       $ 4,444,395
                                                                    ===========

(2) Amortization of subscriber list for a full year based on a five year life in the amount of $804,912.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

  NOTES AND ASSUMPTIONS TO THE UNAUDITED CONSOLIDATED PRO-FORMA BALANCE SHEET
                      AND PRO-FORMA STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 2003


1.    ORGANIZATION AND BASIS OF PRESENTATION

The unaudited pro-forma consolidated balance sheet and consolidated statement of operations have been prepared based on hitorical information using generally accepted accounting principles of Fox Communications Company ("Fox") for year ended June 30, 2003, and of YTHK ("the Company") for the year ended June 30, 2003. Fox Communications Company's financials are prepared on a calendar year basis. Accordingly, in order to provide the Statement of Operations for the year ended June 30, 2003 the statements for the 6 month period January 1, 2003 to June 30, 2003 were combined with the 6 month period July 1, 2003 to December 31, 2003. The pro forma amounts are based on considering the effects of the asset acquisition as if the transaction was completed effective July 1, 2002 in the case of the pro-forma consolidated statement of operations, and effective June 30, 2003 in the case of the pro-forma consolidated balance sheet.

2.    ASSUMPTION

The number of common shares used in the calculation of the pro-forma net loss per share data is based on the weighted average number of common shares outstanding during the period adjusted to give effect to shares assumed to be issued, 6,775,775 common shares, had the transaction referred to above been consummated July 1, 2002.

3.    ACQUIRED SUBSCRIBER LIST

The Company acquired a subscriber list of approximately 18,000 customers that were being served by Fox. The customer list will be amortized over the next five years which is management's estimate of the useful life of such list. Although the Company may add to such list in the future, the expected benefits of the customer list relate only to the customers on that list at the date of acquisition. Such customer list will be reviewed for impairment under SFAS No. 144, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be disposed Of.

The acquisition of the Fox assets were based on cash (note), the issuance of common shares and other items of consideration as follows:

A note was issued in the principal amount of $3,775,000 payable by Ecuity Advanced Communications, Inc., a wholly owned subsidiary of Y3K, and 6,775,775 shares of Y3K's common stock. The transaction provides that the principal amount of the note will be adjusted to reflect the differences in the beginning balances of those specific assets transferred to the Company less those liabilities assumed. Based on the closing bid price for the Company's common stock on January 14, 2004 of $.17 per share (the actual date of the valuation), the shares issued to Fox in connection with the asset purchase have been valued at $1,151,882.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

NOTES AND ASSUMPTIONS TO THE UNAUDITED CONSOLIDATED PRO-FORMA BALANCE SHEET AND
                        PRO-FORMA STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 2003


3.    ACQUIRED SUBSCRIBER LIST (continued)

The total transaction has been valued at $4,926,882. The subscriber list is defined as the premium paid over the assigned valuation of the fixed assets of Fox adjusted for the opening balances of Fox assets assumed, including but not limited to accounts receivable, prepaids, deposits, accounts payable, unearned revenue collected by Fox, and financed leases.

The gross carrying amount of such list is $4,083,381 at June 30, 2003 with an accumulated amortization of $804,912.

Estimated amortization expense for the next five years is as follows:

      For the Fiscal Year ending 6/30/04     $804,912
      For the Fiscal Year ending 6/30/05     $804,912
      For the Fiscal Year ending 6/30/06     $804,912
      For the Fiscal Year ending 6/30/07     $804,912
      For the Fiscal Year ending 6/30/08     $804,912

In addition to the value assigned to the acquired subscriber list by the cash
(note) and stock (as defined) issued as part of the transaction, the Company has reviewed the cost assignable to the subscriber list on an individual basis. With 18,000 subscribers, the valuation on a per subscriber basis is $226.00 each. Management believes that is a reasonable valuation per subscriber as it not only provides for the opportunity to expand the existing subscriber base of an existing business, it also provides the opportunity for the Company to promote its own products and services to these subscribers.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

          INTRODUCTION TO PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

           AS AT DECEMBER 31, 2003 AND FOR THE SIX MONTH PERIOD ENDED
                                DECEMBER 31, 2003


The following unaudited pro-forma consolidated balance sheet, pro-forma consolidated statement of operations and explanatory notes give effect to the acquisition of Fox Communications' assets and certain liabilities ("Assets") by Y3K Secure Enterprise Software, Inc. (the "Company") The pro-forma consolidated balance sheet, pro-forma consolidated statement of operations and explanatory notes are based on the estimates and assumptions set forth in the explanatory notes. This pro-forma consolidated balance sheet and the pro-forma consolidated statement of operations have been prepared utilizing the historical financial statements of Fox Communications, Inc. and the Company should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this filing. The pro-forma consolidated statement of operations has been prepared as if the acquisition had been consummated on July 1, 2003 (the beginning of the fiscal year for Y3K) under the purchase method of accounting and carried through to December 31, 2003. The pro-forma consolidated balance sheet has been prepared as if the acquisition was consummated on December 31, 2003. This pro-forma consolidated financial data is provided for comparative purposes only, and does not purport to be indicative of the actual financial position or results of operations had the acquisition occurred at the beginning of the fiscal period presented, nor are they necessarily indicative of the results of future operations.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

                      PRO-FORMA CONSOLIDATED BALANCE SHEET

                                DECMEBER 31, 2003

------------------------------------------------------------------------------------------------------------
                             Y3K SECURE             FOX
                             ENTERPRISE        COMMUNICATIONS         PRO-FORMA                  COMBINED
                           SOFTWARE, INC.           INC.             ADJUSTMENTS                PRO-FORMA
------------------------------------------------------------------------------------------------------------
ASSETS
Current
    Cash                  $     2,813                148,009           (148,009)     (1)            2,813
      Accounts
        receivable                                   583,621            149,273      (1)          729,894
      Prepaid expenses                                47,238                 -                     47,238
                          ----------------------------------------------------------------------------------
Total Current Assets            2,813                778,868              1,264                   779,945

Fixed assets, net               2,401                495,932            364,605      (1)          862,938
                          ----------------------------------------------------------------------------------

Deposits                        3,165                 36,069                                       39,234
Subscriber list                                                       4,083,381      (1)        3,680,925
Amortization of list                                                   (402,456)     (2)
============================================================================================================
                          $     8,379              1,310,869          4,043,794                 5,363,042
============================================================================================================

LIABILITIES

Current
    Accounts payable
     and accrued          $   612,038                949,839      $    (105,011)     (1)        1,456,866
    liabilities
      Taxes payable                                4,309,630         (4,309,630)     (1)
      Loans payable         1,048,166                                 3,391,554      (1)        4,439,720
      Deposits and
        advanced
        billings                                     268,512                                      268,512
      Current portion of
        capital  leases       121,565              1,367,782         (1,320,000)     (1)          169,347
                          ----------------------------------------------------------------------------------
Capital leases, long
   term  portion                                     830,615           (769,036)     (1)           76,263
                          ----------------------------------------------------------------------------------
Total Liabilities           1,781,769              7,726,378         (3,112,123)                6,396,025
                          ----------------------------------------------------------------------------------

Shareholders' Equity

Common stock                   69,487                  7,840             (1,064)     (1)           76,263
Subscription receivable       (15,280)                                                            (15,280)
Additional paid-in          3,905,115                552,199            583,388      (1)        5,041,202
capital
Accumulated deficit        (5,732,712)            (6,975,548)         6,573,092      (1)(2)    (5,330,256)
                          ----------------------------------------------------------------------------------
Total stockholders'
   equity                  (1,773,390)            (6,415,509)         7,155,916                (1,032,983)
                          ----------------------------------------------------------------------------------
Total liabilities and
stockholders' equity      $     8,379              1,310,869          4,043,794                 5,363,042
                          ----------------------------------------------------------------------------------

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 2003

----------------------------------------------------------------------------------------
                           Y3K SECURE         FOX
                           ENTERPRISE    COMMUNICATIONS     PRO-FORMA      COMBINED
                         SOFTWARE, INC.       INC.         ADJUSTMENTS     PRO-FORMA
----------------------------------------------------------------------------------------

Revenue                  $     --          7,969,921           --         7,969,921
Cost of sales                              3,031,179                      3,031,179
                         ---------------------------------------------------------------
Gross profit                               4,938,742           --         4,938,742
                         ---------------------------------------------------------------

Total Expenses              1,210,757      3,625,123                      4,835,880

Operating income (loss)    (1,210,757)     1,313,619        (402,456) (1) (299,594)
                         ---------------------------------------------------------------

Operating income                            (855,570)                      (855,570)
(expense)
Interest (expense)            (31,807)       (80,916)                      (112,723)
Interest income                               15,926                         15,926
                         ---------------------------------------------------------------
                              (31,807)      (920,560)                      (952,367)
                         ---------------------------------------------------------------

Net income (loss)        $  (1,242,564)      393,059        (402,456) (1) (1,251,961)
========================================================================================


Net (Loss) Per Share                                                        ($0.02)
========================================================================================

Weighted Average Number
  Of Common Shares
  Outstanding                                                            69,963,245
========================================================================================

(1) The adjustment to the pro-forma December 31, 2003 balance sheet are required to remove the assets and liabilities not acquired and the equity from the Fox financial statements as follows:

   Cash not transferred                                    $(148,009)
   Accounts Receivable increase at transfer date             146,273
   Adjust fixed assets to market value                       364,605
   Assigned value to subscriber list                       4,083,381
   Less: Amortization                                       (402,456)
   Reduction of liabilities not assumed:
   Accounts Payable                                          105,011
   Taxes Payable                                           4,309,630
   Capital lease obligations                               2,089,036
   Issuance of Loan Payable for Acquisition (see Note 3)  (3,391,554)
                                                         -----------
      Total                                               $7,155,916
                                                         ===========

   Amortization of subscriber list for a six month period based on a five year life in the amount of $402,456.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

          NOTES AND ASSUMPTIONS TO THE UNAUDITED CONSOLIDATED PRO-FORMA
              BALANCE SHEET AND PRO-FORMA STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 2003


1.    ORGANIZATION AND BASIS OF PRESENTATION

      The unaudited pro-forma consolidated balance sheet and consolidated statement of operations have been prepared based on historical financial information, using U.S. generally accepted accounting principles of Fox Communications Company for the six months ended December 31, 2003, and of YTHK for the six months ended December 31, 2003 considering the effects of the asset acquisition as if the transaction was completed effective July 1, 2003 in the case of the pro-forma consolidated statement of operations, and effective December 31, 2003 in the case of the pro-forma consolidated balance sheet.

2.    ASSUMPTION

      The number of common shares used in the calculation of the pro-forma net loss per share data is based on the weighted average number of common shares outstanding during the period adjusted to give effect to shares assumed to be issued, 6,775,775 common shares, had the transaction referred to above been consummated July 1, 2003.

3.    ACQUIRED SUBSCRIBER LIST

      The Company acquired a subscriber list of approximately 18,000 customers that were being served by Fox. The customer list will be amortized over the next five years which is management's estimate of the useful life of such list. Although the Company may add to such list in the future, the expected benefits of the customer list relate only to the customers on that list at the date of acquisition. Such customer list will be reviewed for impairment under SFAS No. 144, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be disposed Of.

      The acquisition of the Fox assets were based on cash (note), the issuance of common shares and other items of consideration as follows:

      A note was issued in the principal amount of $3,775,000 payable by Ecuity Advanced Communications, Inc., a wholly owned subsidiary of Y3K, and 6,775,775 shares of Y3K's common stock. The transaction provides that the principal amount of the note will be adjusted to reflect the differences in the beginning balances of those specific assets transferred to the Company less those liabilities assumed. Based on the closing bid price for the Company's common stock on January 14, 2004 of $.17 per share (the actual date of the valuation), the shares issued to Fox in connection with the asset purchase have been valued at $1,151,882.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.

          NOTES AND ASSUMPTIONS TO THE UNAUDITED CONSOLIDATED PRO-FORMA
              BALANCE SHEET AND PRO-FORMA STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 2003


4.    ACQUIRED SUBSCRIBER LIST (continued)

      The total transaction has been valued at $4,926,882. The subscriber list is defined as the premium paid over the assigned valuation of the fixed assets of Fox adjusted for the opening balances of Fox assets assumed, including but not limited to accounts receivable, prepaids, deposits, accounts payable, unearned revenue collected by Fox, and financed leases.

      The gross carrying amount of such list is $4,083,381 at December 31, 2003 with an accumulated amortization of $402,456.

      Estimated amortization expense for the next five years is as follows:

      For the Fiscal Year ending 6/30/04     $402,456
      For the Fiscal Year ending 6/30/05     $804,912
      For the Fiscal Year ending 6/30/06     $804,912
      For the Fiscal Year ending 6/30/07     $804,912
      For the Fiscal Year ending 6/30/08     $804,912
      For the Fiscal Year ending 6/30/09     $402,456

      In addition to the value assigned to the acquired subscriber list by the cash (note) and stock (as defined) issued as part of the transaction, the Company has reviewed the cost assignable to the subscriber list on an individual basis. With 18,000 subscribers, the valuation on a per subscriber basis is $226.00 each. Management believes that is a reasonable valuation per subscriber as it not only provides for the opportunity to expand the existing subscriber base of an existing business, it also provides the opportunity for the Company to promote its own products and services to these subscribers.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Y3K Secure Enterprise Software Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

|_|  except the common stock offered by
     this prospectus;                               ---------------------
                                                          PROSPECTUS
|_|  in any jurisdiction in which the offer         ---------------------
     or solicitation is not authorized;

|_|  in any jurisdiction where the dealer      77,383,988 Shares of Common Stock
     or other salesperson is not qualified
     to make the offer or solicitation;

|_|  to any person to whom it is unlawful           Y3K SECURE ENTERPRISE
     to make the offer or solicitation; or               SOFTWARE INC.

|_|  to any person who is not a United
     States resident or who is outside the
     jurisdiction of the United States.

The delivery of this prospectus or any                May 14, 2004
accompanying sale does not imply that:

|_|  there have been no changes in the
     affairs of Y3K Solutions after the date
     of this prospectus; or

|_|  the information contained in this
     prospectus is correct after the date
     of this prospectus.


Until August 13, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.